Registration No. 333- ______

As filed with the Securities and Exchange Commission on November 14, 2018

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Perspecta Inc.
(Exact name of registrant as specified in its charter)

Nevada	7374	82-3141520
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
15052 Conference Center Drive
Chantilly, VA 20151
(571) 313-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William G. Luebke
Perspecta Inc.
15052 Conference Center Drive
Chantilly, VA 20151
(571) 313-6000

Copies to:

A. Peter Harwich
Latham & Watkins LLP
885 Third Avenue
New York, NY 10022-4834
(212) 906-1899
(Name, address, including zip code, and telephone number, including area code, of agent for service)
From time to time after the effective date of this registration statement.
(Approximate date of commencement of proposed sale to the public)
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer    ☐                Accelerated filer            ☐
Non-accelerated filer    ☒                Smaller reporting company    ☐
                            Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)
Common Stock, par value $0.01 per share	23,273,341	22.82	531,097,641.62	64,369.03

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. In accordance with Rule 457(c) of the Securities Act of 1933, as amended, the price shown is the average of the high and low sales prices of the Common Stock on November 13, 2018 as reported on the New York Stock Exchange.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 14, 2018

PROSPECTUS

23,273,341 Shares
Perspecta Inc.
Common Stock

This prospectus relates solely to the offer and sale from time to time of up to 23,273,341 shares of Perspecta Inc. common stock, $0.01 par value per share, by the selling stockholders identified in this prospectus. See “Principal and Selling Stockholders.” The registration of the shares of common stock to which this prospectus relates does not require the selling stockholders to sell any of their shares of our common stock nor does it require us to issue any shares of common stock.

We will not receive any proceeds from the sale of the shares by the selling stockholders, but we have agreed to pay certain registration expenses, other than commissions or discounts of underwriters, broker-dealers, or agents. The selling stockholders from time to time may offer and sell the shares held by them directly or through underwriters, agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus. For more information, see “Plan of Distribution.”

Our common stock is listed on the New York Stock Exchange (“NYSE”), under the symbol “PRSP.” On November 13, 2018, the closing sales price of our common stock as reported on the NYSE was $22.59 per share.

Because all of the shares of our common stock offered under this prospectus are being offered by the selling stockholders, we cannot currently determine the price or prices at which our shares may be sold under this prospectus.

Investing in our common stock involves risks. Before making a decision to invest in our common stock, you should carefully consider the matters described under “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2018.

This prospectus is part of a registration statement that we have filed with the SEC using a “shelf” registration process. Under this shelf registration process, the selling stockholders may, from time to time, offer and sell the shares described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the shares the selling stockholders may offer. Each time the selling stockholders sell our shares using this prospectus, to the extent necessary, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the number of shares being offered, the manner of distribution, the identity of any underwriters or other counterparties and other specific terms related to the offering. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any statement made in an accompanying prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the accompanying prospectus supplement. You should read both this prospectus and any prospectus supplement together.

Neither we nor the selling stockholders have authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you. Neither we nor the selling stockholders take any responsibility for, nor can provide assurance as to the reliability of, any other information that others may give you. Neither we nor the selling stockholders have authorized any other person to provide you with different or additional information, and neither of us are making an offer to sell the shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of the prospectus or any sale of the ordinary shares. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus.

For investors outside of the United States, neither we nor the selling stockholders have done anything that would permit the offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to the offering and the distribution of this prospectus outside of the United States.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus. It does not contain all of the information that you should consider before deciding to purchase shares of our common stock. You should carefully read this entire prospectus, including the “Risk Factors” section, the “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2018 (the “2018 10-K”), “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the 2018 10-K, in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018 (the “First Quarter 10-Q”), in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018 (the “Second Quarter 10-Q,” and, together with the First Quarter 10-Q, the “2018 10-Qs”) and in our Current Report on Form 8-K filed on November 14, 2018, each incorporated by reference herein, as well as our historical financial statements, the notes to those financial statements and certain unaudited pro forma condensed combined financial information appearing elsewhere in this prospectus or incorporated by reference into this prospectus, before making an investment decision to purchase shares of our common stock.

Unless otherwise indicated or the context otherwise requires, “Perspecta,” “we,” “our” and “us” refer to Perspecta Inc. and its combined subsidiaries, including Ultra Second VMS LLC (“Ultra Second”), KGS Holding Corp. (“KGS HC”) and their respective subsidiaries, after giving effect to the Spin-Off and the Mergers (as defined below) for periods following the consummation of the Spin-Off and the Mergers.

Introduction

On May 31, 2018, Perspecta became an independent company through the consummation of the spin-off (the “Spin-Off”) of the United States (“U.S.”) Public Sector business (“USPS”) of DXC Technology Company (together with its consolidated subsidiaries other than, for all periods following the Spin-Off, Perspecta, “DXC”). Following the Spin-Off and pursuant to an Agreement and Plan of Merger dated October 11, 2017 (the “Merger Agreement”), on May 31, 2018, Perspecta completed the combination of USPS with Vencore Holding Corp. (“Vencore HC”) and KGS HC through the following transactions:

•	Ultra KMS Inc., a wholly owned subsidiary of Perspecta, merged with and into KGS HC (the “KeyPoint Merger”), with KGS HC surviving the KeyPoint Merger;

•
concurrently with the KeyPoint Merger, Ultra First VMS Inc., another wholly owned subsidiary of Perspecta prior to the Mergers, merged with and into Vencore HC (the “First Vencore Merger”), with Vencore HC surviving the first Vencore Merger; and

•
immediately after the KeyPoint Merger and First Vencore Merger, Vencore HC merged with and into Ultra Second, another wholly owned subsidiary of Perspecta prior to the Mergers (the “Second Vencore Merger” and, together with the KeyPoint Merger and the First Vencore Merger, the “Mergers”), with Ultra Second surviving the Second Vencore Merger.

As a result of these transactions, the businesses owned by Vencore HC and KGS HC became wholly owned by Perspecta.
In this prospectus, unless otherwise noted or the context otherwise requires:

•	“KeyPoint Merger Sub” refers to Ultra KMS Inc., a wholly owned subsidiary of Perspecta prior to the Mergers;

•	“KeyPoint Stockholder” refers to KGS Holding LLC, the sole stockholder of KGS HC prior to the Mergers;

•	“USPS” refers to the U.S. Public Sector business of DXC and its combined subsidiaries after giving retroactive effect to Internal Reorganization;

•
“Perspecta”, “we”, “our” and “us” refers to Perspecta Inc. and its combined subsidiaries, including Ultra Second, KGS HC and their respective subsidiaries, after giving effect to the Spin-Off and the Mergers for periods following the consummation of the Spin-Off and the Mergers;

•	“Vencore Merger Corp.” refers to Ultra First VMS Inc., a wholly owned subsidiary of Perspecta prior to the Mergers;

•	“Ultra Second” refers to Ultra Second VMS LLC, a wholly owned subsidiary of Perspecta;

•	“Vencore Stockholder” refers to The SI Organization Holdings LLC, the sole stockholder of Vencore HC prior to the Mergers;

•	“Veritas Capital Management” refers to Veritas Capital Fund Management, L.L.C.; and

•	“Veritas Capital” refers to The Veritas Capital Fund III, L.P., The Veritas Capital Fund IV, L.P. and their affiliates, including Veritas Capital Management.

Our Business

Perspecta delivers information technology (“IT”), mission, and operations-related services across the U.S. federal government to the Department of Defense (“DoD”), the intelligence community, and homeland security, civilian and health care agencies, as well as to certain state and local government agencies through two reportable segments: (1) Defense and Intelligence and (2) Civilian and Health Care.

We are a leading provider of end-to-end enterprise IT services to government customers across U.S. federal, state and local markets. Using our market-leading enterprise offerings and solutions, we help our government customers implement modern collaborative workplaces, hybrid cloud platforms and integrated digital systems of engagement with their enterprise management systems. By delivering these modern enterprise solutions, often while ensuring interoperability with mission critical legacy systems, we believe we have helped our government customers better realize the benefits of technology, which will ultimately enable them to fulfill their mission objectives and achieve desired business outcomes.

Our Corporate Information

Perspecta was incorporated as a Nevada corporation on October 10, 2017. Our principal executive offices are located at 15052 Conference Center Drive, Chantilly, VA 20151, our telephone number is (571) 313-6000 and our principal website address is www.perspecta.com. As of November 1, 2018, we have approximately 14,482 employees with approximately 70% of our employees having a public trust and/or Secret security clearance, and approximately 21% of our employees having Top Secret and/or Sensitive Compartmented Information level clearance, the latter of which typically requires the completion of a polygraph. No information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

THE OFFERING

Issuer	Perspecta Inc.
Selling stockholders	Veritas Capital Management. See “Principal and Selling Stockholders.”
Common stock offered for resale by the selling stockholders	Up to 23,273,341 shares
Common stock outstanding immediately following this offering	164,467,455 shares[a]
Use of proceeds	We will not receive any proceeds from the sale of our common stock by the selling stockholders pursuant to this prospectus. See “Use of Proceeds” and “Principal and Selling Stockholders.”
Dividend policy
On June 1, 2018, our Board of Directors authorized and declared a regular quarterly cash dividend of $0.05 per share on Perspecta’s common stock. The first quarterly dividend was paid on July 17, 2018 to Perspecta stockholders of record at the close of business on June 11, 2018. On August 14 , 2018, our Board of Directors authorized and declared a regular quarterly cash dividend of $0.05 per share on Perspecta’s common stock. The second quarterly dividend was paid on October 16, 2018 to Perspecta stockholders of record at the close of business on September 5, 2018. On November 14, 2018, our Board of Directors authorized and declared a quarterly cash dividend of $0.05 per share on Perspecta’s common stock. The third quarterly dividend will be paid on January 15, 2019 to the Perspecta stockholders of record at the close of business on December 5, 2018. We currently anticipate continuing to pay quarterly cash dividends on our common stock. See also “Risk Factors-Risks Relating to Our Common Stock and Capital Structure–We may not pay dividends on our common stock and our indebtedness may limit our ability to pay dividends on our common stock” in the 2018 10-K.

Listing	Our common stock is listed on the New York Stock Exchange under the symbol “PRSP.”
Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before deciding to invest in our common stock.

(a) Based on shares outstanding as of November 8, 2018

RISK FACTORS

You should carefully consider the matters discussed under “Risk Factors” in our 2018 10-K, incorporated by reference herein, as well as other risk factors described under “Risk Factors” in any prospectus supplement, together with all of the other information included or incorporated by reference in this prospectus, before making an investment decision. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks or uncertainties. The risks and uncertainties described or incorporated by reference in this prospectus are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of those risks actually occur, our business, financial condition and results of operations may be adversely affected. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. The risks discussed or incorporated by reference in this prospectus also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements” in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements and assumptions contained in this prospectus and in the documents incorporated by reference that do not directly and exclusively relate to historical facts could be deemed “forward-looking statements.” Forward-looking statements are often identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “may,” “could,” “should,” “forecast,” “goal,” “intends,” “objective,” “plans,” “projects,” “strategy,” “target” and “will” and similar words and terms or variations of such. These statements represent current expectations and beliefs, and no assurance can be given that the results described in such statements will be achieved.

Forward-looking statements include, among other things, statements with respect to our financial condition, results of operations, cash flows, business strategies, prospects, operating efficiencies or synergies, competitive position, growth opportunities, plans and objectives of management and other matters. Such statements are subject to numerous assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those described in such statements, many of which are outside of our control. Important factors that could cause actual results to differ materially from those described in forward-looking statements include, but are not limited to:

•	any issue that compromises our relationships with the U.S. federal government, or any state or local governments, or damages our professional reputation;

•	changes in the U.S. federal, state and local governments’ spending and mission priorities that shift expenditures away from agencies or programs that we support;

•	any delay in completion of the U.S. federal government’s budget process;

•	failure to comply with numerous laws, regulations and rules, including regarding procurement, anti-bribery and organizational conflicts of interest;

•	failure by us or our employees to obtain and maintain necessary security clearances or certifications;

•	our ability to compete effectively in the competitive bidding process and delays, contract terminations or cancellations caused by competitors’ protests of major contract awards received by us;

•	our ability to accurately estimate or otherwise recover expenses, time and resources for our contracts;

•
problems or delays in the development, delivery and transition of new products and services or the enhancement of existing products and services to meet customer needs and respond to emerging technological trends;

•	failure of third parties to deliver on commitments under contracts with us;

•	misconduct or other improper activities from our employees or subcontractors;

•	delays, terminations or cancellations of our major contract awards, including as a result of our competitors protesting such awards;

•	failure of our internal control over financial reporting to detect fraud or other issues;

•	failure to be awarded task orders under our indefinite delivery, indefinite quantity contracts;

•	changes in government procurement, contract or other practices or the adoption by the government of new laws, rules and regulations in a manner adverse to us; and

•	the other factors described in “Risk Factors” in this prospectus and in the 2018 10-K.

There may be other factors that may cause our actual results to differ materially from the forward-looking statements, including factors disclosed under the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2018 10-K, the 2018 10-Qs and in our Current Report on Form 8-K filed with the SEC on November 14, 2018. You should evaluate all forward-looking statements made in this prospectus in the context of these risks and uncertainties.

No assurance can be given that any goal or plan set forth in any forward-looking statement can or will be achieved, and readers are cautioned not to place undue reliance on such statements which speak only as of the date they are made. We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by law.

USE OF PROCEEDS

We are registering these shares of common stock for resale by the selling stockholders. We will not receive any proceeds from the sale of the shares offered by this prospectus. The net proceeds from the sale of the shares offered by this prospectus will be received by the selling stockholders.

PRICE AND HOLDERS OF OUR COMMON STOCK

Our common stock has been “regular-way” trading on the NYSE under the symbol “PRSP” since June 1, 2018, following the completion of the Spin-Off and Mergers. Prior to June 1, 2018, there was no public market for our common stock. Our common stock was traded on a “when-issued” basis starting on May 24, 2018.

On November 13, 2018, the closing price as reported on the NYSE of our shares was $22.59 per share. As of November 8, 2018, we had 43,627 holders of record of our shares.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information of Perspecta include the unaudited pro forma condensed combined statement of operations for the six months ended September 30, 2018 after giving effect to the Spin-Off and Mergers as described below. The unaudited pro forma condensed combined statement of operations for the six months ended September 30, 2018 give effect to the Spin-Off and the Mergers as if they occurred on April 1, 2017. We derived these unaudited pro forma condensed combined financial statements from, and you should read them in conjunction with, the audited and unaudited consolidated financial statements, and the related notes to those statements included in, and incorporated by reference into, this prospectus.

USPS historically reported its results based on a fiscal year basis that ended on March 31. All references to the unaudited pro forma condensed combined statement of operations for the six months ended September 30, 2018 include (i) the combined results of Historical Vencore HC and KGS HC for the period from April 1, 2018 to May 31, 2018, (ii) the legacy USPS activity for the period from April 1, 2018 to May 31, 2018 (presented with historical Perspecta) and (iii) Perspecta, including entities acquired in the Mergers, from June 1, 2018 to September 30, 2018.

The historical financial data for Vencore includes the combined results of Vencore HC and KGS HC. The historical results of operations of Vencore for the period from April 1, 2018 to May 31, 2018 was derived from the combined ledgers of these companies for the months of April and May 2018. The historical combined financial statements of USPS have been “carved-out” from the combined and consolidated financial statements of DXC, and reflect assumptions and allocations made by DXC related to purchase price allocation adjustments associated with the strategic combination of Computer Sciences Corporation and the Enterprise Services business of Hewlett Packard Enterprise Company to form DXC on April 1, 2017. These adjustments for the period from April 1, 2018 to May 31, 2018 are reflected in the results of operations of Perspecta for the six months ended September 30, 2018.

USPS’s historical combined financial statements include DXC assets and liabilities that were specifically identifiable or otherwise attributable to USPS, including subsidiaries and affiliates in which DXC had a controlling financial interest or was the primary beneficiary. USPS’s historical combined financial statements include all revenues and costs directly attributable to USPS and an allocation of expenses related to certain DXC corporate functions. The results of operations in the USPS historical combined financial statements do not necessarily include all expenses that would have been incurred by USPS had it been a separate, stand-alone entity. Actual costs that may have been incurred if USPS had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as IT and infrastructure. Consequently, USPS’s historical combined financial statements do not necessarily reflect what USPS’s financial condition and results of operations would have been had USPS operated as a stand-alone company during the periods or as of the dates presented.

The unaudited pro forma condensed combined financial statements have been prepared in accordance with Article 11 of Regulation S-X. The historical financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the Spin-Off and the Mergers, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the consolidated results of operations of Perspecta.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting with USPS considered the accounting acquirer of Vencore. Under the acquisition method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair values, with any excess purchase price allocated to goodwill.

The adjustments included in the unaudited pro forma condensed combined financial statements are based upon currently available information and assumptions that management of Perspecta believes to be reasonable. These adjustments and related assumptions are described in the accompanying notes presented on the following pages.

The unaudited pro forma condensed combined financial statements are for informational purposes only and are not intended to represent or to be indicative of the actual results of operations or financial position that the combined company would have reported had the Spin-Off and the Mergers been completed as of the dates set forth in the unaudited pro forma condensed combined financial statements, and should not be taken as being indicative of the combined company’s future consolidated results of operations or financial position. The actual results may differ significantly from those reflected in the unaudited pro forma financial statements for a number of reasons, including differences between the assumptions used to prepare the unaudited pro forma financial statements and actual amounts.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2018

	Six Months Ended September 30, 2018	Period from April 1 to May 31, 2018	Six Months Ended September 30, 2018
(in millions)	Historical Perspecta(a)	Historical Vencore HC and KGS HC	Effect of Spin-Off		Effect of Mergers		Pro Forma Combined
Revenues	$1,861	$245	$—		$—		$2,106

Costs and expenses:
Costs of services	1,410	195	—		(10)	A	1,595
Selling, general and administrative	150	20	—		(2)	B	168
Depreciation and amortization	138	5	—		14	C	157
Restructuring costs	2	1	—		—		3
Separation, transaction and integration-related costs	65	40	(26)	D	(79)	D	—
Interest expense	47	39	9	E	(24)	E	71
Other income, net	(28)	—	—		—		(28)
Total costs and expenses	1,784	300	(17)		(101)		1,966

Income (loss) before taxes	77	(55)	17		101		140
Income tax expense	24	2	4	F	29	F	59
Net income (loss)	$53	$(57)	$13		$72		$81

Earnings per common share:
Basic							$0.49
Diluted							$0.49

Weighted-average common shares:
Basic						G	165.71
Diluted						G	165.71

(a) This includes legacy USPS activity for the period from April 1, 2018 to May 31, 2018.

Results of Operations
The following adjustments are intended to reflect the operations of Perspecta as if the Spin-Off and Mergers occurred on April 1, 2017.

(A)
Costs of services were adjusted to eliminate the effect of the amortization of inventory step up for Vencore from actuals. On a pro forma basis, the step up of inventory is fully amortized as of September 30, 2017.

(B)
Selling, general and administrative expenses were adjusted to remove the annual historical Veritas Capital Fund Management L.L.C. management fees paid by Vencore that are eliminated as they are not expected to have a continuing impact on the results of operations following the consummation of the Spin-Off and the Mergers.

(C)	Depreciation and amortization were adjusted to reflect the change in amortization expense associated with acquired intangible assets.

(D)
Represents costs paid to advisers, attorneys and other third parties directly related to the Spin-Off and Mergers. Accordingly, transaction costs have been eliminated as these costs are directly attributable to the Spin-Off and Mergers, but are not expected to have a continuing impact on results of operations following the consummation of the Spin-Off and the Mergers.

(E)
Interest expense was adjusted as a result of the New Term Facility, New Revolving Credit Facility, new interest rate swaps, amended receivables credit facility (the “MARPA Facility”), and EDS Notes assumed and Vencore outstanding debt repayment.

(F)	Represents the income tax impact of the pro forma adjustments, using an estimated statutory tax rate of approximately 27% for the six month period ended September 30, 2018.

(G)
The weighted average common shares outstanding for basic earnings per share reflects 142,425,184 shares of the combined company to be issued to DXC shareholders, in connection with the Spin-off, and 23,273,341 shares of the combined company issued to the sellers of Vencore, in accordance with the Merger Agreement.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table provides information regarding the beneficial ownership of our common stock as of November 1, 2018 by:

•	each of our stockholders who beneficially owns more than 5% of our outstanding common stock, as well as the selling stockholders;

•	each of our directors;

•	each of our executive officers; and

•	all of our directors and executive officers as a group.

The selling stockholders listed in the table below may from time to time offer and sell any or all shares of our common stock set forth below pursuant to this prospectus. When we refer to selling stockholders in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholders’ interests in shares of our common stock other than through a public sale.

Certain selling stockholders may be deemed underwriters as defined in the Securities Act of 1933, as amended (the “Securities Act”). Any profits realized by the selling stockholders may be deemed underwriting commissions.

The following table sets forth, as of the date of this prospectus, the name of the selling stockholders for whom we are registering shares for resale to the public, and the number of such shares that each such selling stockholder may offer pursuant to this prospectus. Applicable percentages are based on 164,544,274 shares outstanding on November 1, 2018, adjusted as required by rules promulgated by the SEC. We are filing this registration statement to comply with our obligation to register 23,273,341 unregistered shares of common stock for resale by the selling stockholders pursuant to the Side Letter Agreement dated as of October 11, 2017(as amended the “Side Letter Agreement”), by and among Perspecta (then named Ultra SC Inc.), Veritas Capital Management, the Vencore Stockholder and the KeyPoint Stockholder, (as amended by that certain letter agreement, dated May 31, 2018, by and among Perspecta, Veritas Capital Management, the Vencore Stockholder, the KeyPoint Stockholder and DXC). Except as otherwise noted in the footnotes below, each person or entity identified in the table has sole voting and investment power with respect to the securities he, she or it holds, and the address of each person or group is c/o Perspecta, 15052 Conference Center Drive, Chantilly, VA 20151.

Based on information provided to us by the selling stockholders and as of the date the same was provided to us, assuming that the selling stockholders sell all the shares of our common stock beneficially owned by them that have been registered by us and do not acquire any additional shares during the offering, the selling stockholders will not own any shares other than those appearing in the column entitled “Number of Shares of our Common Stock Beneficially Owned After This Offering.” We cannot advise as to whether the selling stockholders will in fact sell any or all of such shares. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below.

	Number of Shares of our Common Stock Beneficially Owned Prior to This Offering		Number of Shares of our Common Stock that May Be Sold in This Offering		Number of Shares of our Common Stock Beneficially Owned After This Offering
Name and Address of Beneficial Owner	Number	%	Number	%	Number	%
Veritas Capital Fund Management, L.L.C.(1)	23,273,341	14.14%	23,273,341	14.14%	—	*
9 West 57th Street, 29th Floor
New York, New York, 10019

The Vanguard Group, Inc.	10,425,851[2]	6.3%	—	—	10,425,851[2]	6.3%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

BlackRock, Inc.	9,167,093[3]	5.6%	—	—	9,167,093[3]	5.6%
40 East 52nd Street
New York, New York 10022

John M. Curtis	—	—	—	—	—	—

John P. Kavanaugh	7,468	*	—	—	7,468	*

James L. Gallagher	13,144[4]	*	—	—	13,144[4]	*

Tammy N. Heller	—	—	—	—	—	—

William G. Luebke	—	—	—	—	—	—

J. Michael Lawrie	285,557	*	—	—	285,557	*

Ramzi M. Musallam	23,273,341[5]	14.14%	—	—	23,273,341[5]	14.14%

Sondra L. Barbour	—	—	—	—	—	—

Sanju K. Bansal	—	—	—	—	—	—

Lisa S. Disbrow	—	—	—	—	—	—

Pamela O. Kimmet	—	—	—	—	—	—

Philip O. Nolan	—	—	—	—	—	—

Michael E. Ventling	—	—	—	—	—	—

Paul N. Saleh	69,876	*	—	—	69,876	*

All executive officers and directors of the Company, as a group (14 individuals)	23,649,386[4,6]	14.37%	23,273,341[4,6]	14.14%	23,649,386[4,6]	14.37%

* Less than 1%.

(1)
Based solely on the most recently available Schedule 13D filed by The SI Organization Holdings LLC (“SI”), The Veritas Capital Fund IV, L.P. (“Fund IV”), Veritas Capital Partners IV, L.L.C. (“Fund IV LLC”), and Ramzi M. Musallam with the SEC on June 6, 2018. The Schedule 13D provides that Fund IV LLC is the general partner of Fund IV, which has certain rights in respect of SI. Mr. Musallam is the Chief Executive Officer and Managing Partner of Fund IV LLC and Veritas Capital Partners III, L.L.C. (“Fund III LLC”), which is the general partner of The Veritas Capital Fund III, L.P., which is the managing member of KGS HC. SI holds 18,877,244 shares of Perspecta common stock. Each of SI, Fund IV (including on the basis of its power to appoint all of the members of the board of managers of SI), and Fund IV LLC (including on the basis of Fund IV LLC serving as the general partner of Fund IV) may be deemed to beneficially own and share the power to dispose of such shares. Mr. Musallam may be deemed to beneficially own and share the power to vote and dispose of the 18,877,244 shares of Perspecta common stock held directly by SI and an additional 4,396,097 shares of common stock held directly by KGS LLC, including on the basis of Mr. Musallam serving as the Chief Executive Officer and Managing Partner of Fund IV LLC and Fund III LLC.

(2)
Based solely on the most recently available Schedule 13G filed by The Vanguard Group (“Vanguard”) with the SEC on February 7, 2018 regarding DXC. The Schedule 13G regarding DXC provides that Vanguard has sole voting power over 405,617 shares of DXC, shared voting power over 68,038, sole dispositive power over 20,386,782 shares of DXC and share dispositive power over 464,921 shares of DXC.

(3)
Based solely on the most recently available Schedule 13G filed with the SEC on October 10, 2018 by BlackRock, Inc. (“BlackRock”) regarding Perspecta. The Schedule 13G regarding Perspecta provides that (i) BlackRock is a parent holding company or control person and (ii) BlackRock, through its subsidiaries identified therein, had sole voting power over 16,056,747 shares of Perspecta and sole dispositive power over 16,613,779 shares of Perspecta.

(4)
With respect to Mr. Gallagher, includes 12,742 shares of common stock that may be acquired pursuant to the exercise of employee stock options within 60 days of November 1, 2018. These shares have been deemed to be outstanding in computing the Percentage of Class.

(5)
Mr. Musallam is a member of our Board of Directors and is also the Chief Executive Officer and Managing Partner of Veritas Capital Management. Mr. Musallam may be deemed a beneficial owner of the shares of common stock beneficially owned by Veritas Capital Management and its affiliated investment funds and certain co-investors. See footnote 1 above.

(6)
The executive officers and directors, as a group, have sole voting and investment power with respect to 23,649,274 shares. Includes 0 shares of common stock subject to vest within 60 days of November 1, 2018. Holders of unvested restricted stock units have sole voting power, but no investment power, with respect thereto. Includes 12,742 shares of common stock that may be acquired pursuant to the exercise of employee stock options within 60 days of November 1, 2018. These shares have been deemed to be outstanding in computing the Percentage of Class.

DESCRIPTION OF OUR CAPITAL STOCK

General

The following summarizes information concerning our capital stock, including material provisions of our Amended and Restated Articles of Incorporation, our Bylaws and certain provisions of Nevada law. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you are encouraged to read our Amended and Restated Articles of Incorporation and our Bylaws, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Authorized Capital Stock

Our authorized capital stock consists of 750,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share.

Shares Outstanding

As of November 8, 2018, there were 164,467,455 shares of our common stock issued and outstanding.

Common Stock

The following description of our capital stock sets forth general terms and provisions of our common stock and preferred stock based on the provisions of our Amended and Restated Articles of Incorporation, our Bylaws and provisions of applicable Nevada law.

Holders of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders. The vote of the holders of a majority of the stock represented at a meeting at which a quorum is present is generally required to take stockholder action, unless a different vote is required by law or specifically required by our Amended and Restated Articles of Incorporation or Bylaws.

Subject to the rights of any holders of our preferred stock, the holders of our common stock are entitled to receive dividends ratably, if any, as may be declared from time to time by our Board of Directors out of funds legally available for the payment of dividends. However, if our Board of Directors grants rights of cumulative dividends to any series of our preferred stock, our Amended and Restated Articles of Incorporation limit our ability to take certain actions, including with respect to the payment of dividends on our common stock, if such accrued dividends are owed to the holders of any series of preferred stock. For example, no cash payments for distributions or dividends may be made to the holders of our common stock unless all accrued dividends for past and current dividend periods on all series of preferred stock entitled to cumulative dividends have been declared and set apart for payment. In addition, so long as accrued dividends with respect to any series of our preferred stock that is entitled to cumulative dividends remains unpaid for any period up to and including the preceding dividend date, we may not purchase or redeem any shares of our capital stock.

In the event of our liquidation, dissolution or winding up, after all liabilities and the holders of each series of preferred stock have been paid in full, the holders of our common stock are entitled to share ratably in all remaining assets. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

Our Board of Directors may issue up to 1,000,000 shares of only one class of preferred stock in one or more series and, subject to Chapter 78 of the Nevada Revised Statutes (the “Nevada Corporation Law”), our Board of Directors may set the designations, preferences and relative, participating, optional or other special rights or qualifications, limitations or restrictions of such preferred stock. Each share of preferred stock is of equal rank with each other share of preferred stock, regardless of series, with respect to the payment of dividends and the distribution of capital assets.

Our Board of Directors has the power to issue our preferred stock with voting, conversion and exchange rights that could negatively affect the voting power or other rights of our common stockholders, and the Board of Directors could take that action without stockholder approval. The issuance of our preferred stock could delay or prevent a change in control of our company.

If our Board of Directors grants voting power to the holders of shares of any series of preferred stock, holders of shares of such series will be entitled to no more than one vote per share voting with the holders of shares of our common stock at each annual or special meeting of stockholders upon all matters upon which a vote is taken except that if the holders of shares of such series are entitled to elect two or more directors, as a class, the holders of shares of such series will not be entitled to a vote for the election of any other directors of Perspecta.

In addition, so long as accrued dividends with respect to any series of our preferred stock that is entitled to cumulative dividends remains unpaid for any period up to and including the preceding dividend date, we may not purchase or redeem any shares of our capital stock.

Anti-Takeover Effects of Various Provisions of Nevada Law and Our Amended and Restated Articles of Incorporation and Bylaws.

Provisions of the Nevada Corporation Law and our Amended and Restated Articles of Incorporation and Bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, would be expected to discourage certain types of coercive takeover practices and takeover bids our Board of Directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us will outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Blank Check Preferred Stock. Our Amended and Restated Articles of Incorporation permit our Board of Directors to issue our preferred stock with voting, conversion and exchange rights that could negatively affect the voting power or other rights of our common stockholders, and the Board of Directors could take that action without stockholder approval. The issuance of our preferred stock could delay or prevent a change of control of Perspecta.

Board Vacancies to be Filled by Remaining Directors and Not Stockholders. Our Bylaws provide that any vacancies on the Board of Directors, including any newly created directorships, will be filled by the affirmative vote of the majority of the remaining directors then in office, even if such directors constitute less than a quorum, or by a sole remaining director.

Removal of Directors by Stockholders. Our Bylaws and the Nevada Corporation Law provide that directors may be removed by stockholders only by the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding capital stock entitled to vote.

Stockholder Action. Our Bylaws preclude stockholders from calling special meetings except where such special meetings are requested by stockholders representing 75% of the capital stock entitled to vote. Our Bylaws prevent stockholder action by written consent for the election of directors and require the written consent of 90% of the capital stock entitled to vote for any other stockholder actions by written consent.

Advance Notice of Director Nominations and Stockholder Proposals. Our Bylaws contain advance notice procedures for stockholders to make nominations of candidates for election as directors or to bring other business before the annual meeting of stockholders. As specified in our Bylaws, director nominations and the proposal of business to be considered by stockholders may be made only pursuant to a notice of meeting, at the direction of the Board of Directors or by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures that are provided in our Bylaws.

To be timely, a nomination of a director by a stockholder or notice for business to be brought before an annual meeting by a stockholder must be delivered to our secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of an annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, for notice by the stockholder to be timely, it must be delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (1) the 90th day prior to such annual meeting and (2) the 10th day following the day on which public announcement of the date of such meeting is first made, whichever first occurs.

In the event a special meeting of stockholders is called for the purpose of electing one or more directors, any stockholder entitled to vote may nominate a person or persons as specified in our Bylaws, but only if the stockholder notice is delivered to our secretary at our principal executive offices not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of (1) the 90th day prior to such special meeting or (2) the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by our Board of Directors to be elected at such meeting.

Amendments to our Amended and Restated Articles of Incorporation and Bylaws. Under the Nevada Corporation Law, our Amended and Restated Articles of Incorporation may not be amended by stockholder action alone. Amendments to the Amended and Restated Articles of Incorporation require a board resolution approved by the majority of the outstanding capital stock entitled to vote. Our Bylaws may only be amended by stockholders upon the affirmative vote of not less than a majority of the outstanding capital stock entitled to vote. Subject to the right of stockholders as described in the immediately preceding sentence, our Bylaws may be adopted, amended or repealed by our Board of Directors.

Nevada Anti-Takeover Statute. We are subject to Nevada’s Combination with Interested Stockholders Statute (Nevada Corporation Law Sections 78.411-78.444) which prohibits an “interested stockholder” from entering into a “combination” with the corporation, unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior two years, did beneficially own) 10% or more of the corporation’s capital stock entitled to vote.

No Cumulative Voting. Our Amended and Restated Articles of Incorporation prohibits cumulative voting in the election of directors.

Limitations on Liability and Indemnification of Officers and Directors

Nevada Corporation Law limits or eliminates the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our Amended and Restated Articles of Incorporation and Bylaws include provisions that require us to indemnify, to the fullest extent allowable under the Nevada Corporation Law, our directors or officers against monetary damages for actions taken as a director or officer of our company, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. Our Amended and Restated Articles of Incorporation and Bylaws also provide that we must indemnify and advance reasonable expenses to our directors and officers, subject to our receipt of an undertaking from the indemnified party as may be required under the Nevada Corporation Law. We are also expressly authorized to carry directors’ and officers’ insurance to protect our company, our directors, officers and certain employees for some liabilities.

The limitation of liability and indemnification provisions under the Nevada Corporation Law and in our Amended and Restated Articles of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuance without your approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Stock Exchange Listing

Our common stock is listed on the New York Stock Exchange under the symbol “PRSP.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is EQ Shareowner Services.

Direct Registration System

Our common stock is registered in book-entry form through the direct registration system. Under this system, ownership of our common stock is reflected in account statements periodically distributed to stockholders by EQ Shareowner Services, our transfer agent, who holds the book-entry shares on behalf of our common stockholders.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

If we make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “-Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). If a Non-U.S. Holder holds the stock through a financial institution or other intermediary, the Non-U.S. Holder will be required to provide appropriate documentation to the intermediary, which then will be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•
the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our common stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

15

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock, and will apply to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2019.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

James J. Kavanaugh, the brother of our Chief Financial Officer, is the Chief Financial Officer of International Business Machines Corporation (“IBM”).  From time to time, we engage in transactions with IBM relating to the supply of hardware, labor and support services by IBM to Perspecta.  Payments to IBM under these contracts were approximately $14 million since June 1, 2018, and the majority of such transactions were entered into prior to the appointment of John P. Kavanaugh as the Perspecta CFO on May 31, 2018. We believe that all such arrangements have been entered into in the ordinary course of business, have been conducted on an arm’s-length basis and do not represent a material interest to James J. Kavanaugh.

For additional information regarding related party transactions, see Item 13 - “Certain Relationships and Related Transactions, and Director Independence” of our 2018 10-K.

PLAN OF DISTRIBUTION

General

We are registering the shares of common stock covered by this prospectus for the selling stockholders. The selling stockholders may sell or distribute the shares of our common stock covered by this prospectus from time to time in one or more transactions, using one or more of the following methods:

•	underwriters in a public offering;

•	“at the market” to or through market makers or into an existing market for the securities;

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•	block trades in which a broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	privately negotiated transactions;

•	through entering into or settling of standardized or over-the-counter options, swaps or other hedging or derivatives transactions, whether through an options exchange or otherwise;

•	by pledge to secure debts and other obligations (including obligations associated with derivatives transactions);

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

•	through the distribution by any selling stockholder to its partners, members or shareholders;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

Many of the transactions described above will not require an amendment or supplement to this prospectus prior to the selling stockholders consummating the sale or transfer of our common stock. However, to the extent required by law, this prospectus or the registration statement of which this prospectus forms a part may be amended or supplemented from time to time to describe a specific plan of distribution. Any amendment or supplement relating to a particular offering of our common stock by the selling stockholders may include the following information to the extent required by law:

•	the terms of the offering;

•	the names of any underwriters or agents and the amount of securities underwritten or purchased by each of them;

•	the purchase price of the securities;

•	any delayed delivery arrangements;

•	any over-allotment options under which underwriters may purchase additional common stock from the selling stockholders;

•	any underwriting discounts and other items constituting underwriters’ compensation;

16

•	any public offering price and the proceeds to the selling stockholders; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

The selling stockholders may distribute the common stock from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

The selling stockholders may offer our common stock to the public through underwriting syndicates represented by managing underwriters or through underwriters without an underwriting syndicate. If underwriters are used for the sale of our common stock, the securities will be acquired by the underwriters for their own account. The underwriters may resell the common stock in one or more transactions on the NYSE, including in negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. In connection with any such underwritten sale of common stock, underwriters may receive compensation from the selling stockholders, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell common stock to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Such compensation may be in excess of customary discounts, concessions or commissions.

If the selling stockholders use an underwriter or underwriters to effectuate the sale of common stock, to the extent required by law, the names of the underwriters will be set forth in the prospectus or prospectus supplement used by the underwriters to sell those securities. Selection of underwriters will be from a list supplied by Perspecta or as otherwise determined in accordance with the terms of the Side Letter Agreement. The selling stockholders may use underwriters with whom we or the selling stockholders have a material relationship. We will describe the nature of such relationship in the prospectus supplement, naming the underwriter. Unless otherwise indicated in the prospectus or prospectus supplement relating to a particular offering of common stock, the obligations of the underwriters to purchase the securities will be subject to customary conditions precedent and the underwriters will be obligated to purchase all of the securities offered if any of the securities are purchased. We have agreed to pay certain expenses incident to the registration of the shares of common stock to the public, other than commissions or discounts of underwriters, broker-dealers, or agents. Under the Registration Rights Agreement we are also obligated to provide customary indemnification to the selling stockholders.

In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Broker-dealers may receive discounts, concessions or commissions from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Such compensation may be in excess of customary discounts, concessions or commissions. If dealers are utilized in the sale of securities, the names of the dealers and the terms of the transaction will be set forth in the prospectus or prospectus supplement, if required.

The selling stockholders may also sell shares of our common stock from time to time through agents. We will name any agent involved in the offer or sale of such shares and will list commissions payable to these agents in a prospectus supplement, if required. These agents will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in any required prospectus supplement.

Until the distribution of our common stock is completed, the rules of the SEC may limit the ability of underwriters and other participants in any offering to bid for and purchase our common stock. As an exception to these rules, the underwriters in certain circumstances are permitted to engage in certain transactions that stabilize the price of our common stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock. If the underwriters create a short position in our common stock in connection with an offering, i.e., if they sell more common stock than are set forth on the cover page of the applicable prospectus or prospectus supplement, the underwriters may reduce that short position by purchasing our common stock in the open market. The underwriters also may impose a penalty bid on certain underwriters. This means that if the underwriters purchase our common stock in the open market to reduce the underwriters’ short position or to stabilize the price of our common stock, they may reclaim the amount of the selling concession from the underwriters who sold those shares of common stock as part of the offering. In

17

general, purchases of our common stock for the purpose of stabilization or to reduce a short position could cause the price of our common stock to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of our common stock to the extent that it were to discourage resales of our common stock.

The selling stockholders may sell shares of our common stock directly to purchasers. In this case, they may not engage underwriters or agents in the offer and sale of such shares.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the selling stockholders’ shares of common stock or interests therein may be “underwriters” within the meaning of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus and any prospectus supplement available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, if applicable.

We are not aware of any plans, arrangements or understandings between any of the selling stockholders and any underwriter, broker-dealer or agent regarding the sale of any shares of our common stock by the selling stockholders. We cannot assure you that the selling stockholders will sell any or all of the shares of our common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that the selling stockholders will not transfer, devise or gift the shares of our common stock by other means not described in this prospectus. Moreover, shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or persons to whom the shares have been hypothecated will, upon foreclosure, be deemed to be selling stockholders. The number of a selling stockholder’s shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder’s shares will otherwise remain unchanged.

A selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, and the broker-dealers or financial institutions may engage in short sales of the shares in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the shares by those broker-dealers or financial institutions. A selling stockholder may enter into options, swaps, forwards or other derivatives transactions with broker-dealers or other financial institutions that involve the pledge or delivery of the shares offered hereby to the broker-dealers or financial institutions that may then resell or otherwise transfer those securities.

A selling stockholder that is an entity may elect to make a distribution of the shares of common stock covered by this prospectus to its members, partners or shareholders. In such events we may file a prospectus supplement to the extent required by law in order to permit the distributees to use the prospectus to resell the common stock acquired in the distribution. The members, partners or shareholders of a selling stockholder who receive shares of our common stock pursuant to a registered distribution may sell those shares of common stock directly to purchasers or through underwriters, broker-dealers or agents under Section 4 (a) (1) of the Securities Act, except to the extent any such member, partner or shareholder is deemed to be our “affiliate” under Rule 144 of the Securities Act. After receiving shares of our common stock, the members, partners and shareholders of the distributing stockholders, to the extent not deemed to be our “affiliate” under Rule 144 of the Securities Act, will act independently of us, and the selling stockholders, in making decisions regarding the timing, manner and size of each sale of our common stock.

The members, partners or shareholders and any underwriters, broker-dealers or agents that participate in the sale of the members’, partners’ or shareholders’ shares of common stock or interests therein may be “underwriters” within the meaning of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Members, partners or shareholders who are “underwriters” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus available to the members, partners or shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, if applicable. If any entity is deemed an

18

underwriter or any amounts deemed underwriting discounts and commissions, the prospectus or prospectus supplement will identify the underwriter or agent and describe the compensation received from the members, partners or shareholders. The members, partners or shareholders will acknowledge prior to their receipt of shares of our common stock that they understand their obligations to comply with the provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules thereunder relating to stock manipulation, particularly Regulation M.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

If more than 10% of the net proceeds of any offering of securities made under this prospectus will be received by members of the Financial Industry Regulatory Authority (“FINRA”) participating in the offering or affiliates or associated persons of such FINRA members, the offering will be conducted in accordance with FINRA Rule 5110(h).

The specific terms of the lock-up provisions, if any, in respect of any given offering will be described in the applicable prospectus supplement.

This offering will terminate on the date that all shares offered by this prospectus have been sold or distributed by the selling stockholders.

LEGAL MATTERS

The validity of the shares of Perspecta common stock offered pursuant to this prospectus will be passed upon for us by Woodburn & Wedge, Reno, Nevada.

EXPERTS

The financial statements incorporated in this prospectus by reference from the Company’s 2018 10-K and the Current Report on Form 8-K, filed with the SEC on November 14, 2018, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion on the financial statements and includes an emphasis-of-matter paragraph referring to the Company’s combined financial statements being derived from the consolidated and combined financial statements and accounting records of DXC and HPE as if the Company were operated on a standalone basis). Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The combined financial statements of Vencore Holding Corp. and KGS Holding Corp. as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent accountant, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We “incorporate by reference” into this prospectus certain documents we have filed with the SEC, which means that we are disclosing important information to you by referring you to such documents. The documents listed below and all amendments or supplements to these documents are incorporated by reference into this prospectus:

•
Our Annual Report on Form 10-K for the fiscal year ended March 31, 2018, filed with the SEC on June 29, 2018, except for Part I - Item 1, PART II - Item 7 and PART II - Item 8, which are amended by information in our Current Report on Form 8-K filed with the SEC on November 14, 2018 (regarding a recast of our segment information);

•	Our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2018 and September 30, 2018, filed with the SEC on August 14, 2018 and November 14, 2018, respectively;

19

•
Our Current Reports on Form 8-K, filed with the SEC on May 25, 2018, June 6, 2018 (as amended by Amendment No. 1 on Form 8-K/A filed July 19, 2018), July 19, 2018, October 9, 2018, October 15, 2018 and November 14, 2018 (regarding a recast of our segment information).

Any statement contained in this prospectus or a document incorporated by reference into this prospectus shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated by reference herein, including any prospectus supplement or free writing prospectus provided to you by us, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this registration statement.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits have been specifically incorporated by reference thereto. Requests for such copies should be directed to our Investor Relations department, at the following address.

Perspecta Inc.
Attn: Stuart Davis - Investor Relations
15052 Conference Center Drive
Chantilly, VA 20151
(571) 313-6000

The incorporated documents may also be accessed on Perspecta’s website at www.perspecta.com. Except for the specific documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act with respect to our common stock being distributed as contemplated by this prospectus. This prospectus is a part of, and does not contain all the information set forth in, the registration statement and the exhibits and schedules to the registration statement. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and our common stock, please refer to the registration statement including its exhibits and schedules. Statements we make in this prospectus relating to any contract or other document are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the Registration Statement including its exhibits and schedules on the Internet website maintained by the SEC at www.sec.gov. Information contained on any website we refer to in this prospectus is not part of this prospectus or any report filed with or furnished to the SEC.

We are subject to the information and periodic reporting requirements of the Exchange Act and, accordingly, will file annual reports containing financial statements audited by an independent public accounting company, quarterly reports containing unaudited financial statements, current reports, proxy statements and other information with the SEC. You may inspect and copy these reports, proxy statements and other information without charge at the SEC’s website. You also may access, free of charge, our reports filed with the SEC (for example, our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K and any amendments to those forms) through our website at www.perspecta.com. Reports filed with or furnished to the SEC will be available as soon as reasonably practicable after they are filed with or furnished to the SEC. Our website is included in this prospectus as an inactive textual reference only. The information found on our website is not part of this prospectus or any report filed with or furnished to the SEC.

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INDEX TO VENCORE HOLDING CORP. AND KGS HOLDING CORP. COMBINED FINANCIAL STATEMENTS
Page No.
Vencore Holding Corp. and KGS Holding Corp. Combined Financial Statements
Report of Independent Auditors	F-2
Combined Balance Sheets as of March 30, 2018 and December 31, 2017 and 2016	F-3
Combined Statements of Operations for the Three Months Ended March 30, 2018 and March 31, 2017 and for the Years Ended December 31, 2017, 2016 and 2015	F-4
Combined Statements of Comprehensive Income (Loss) for the Three Months Ended March 30, 2018 and March 31, 2017 and for the Years Ended December 31, 2017, 2016 and 2015	F-5
Combined Statements of Changes in Stockholders’ (Deficit) Equity for the Three Months Ended March 30, 2018 and for the Years Ended December 31, 2017, 2016 and 2015	F-6
Combined Statements of Cash Flows for the Three Months Ended March 30, 2018 and March 31, 2017 and for the Years Ended December 31, 2017, 2016 and 2015	F-7
Notes to Combined Financial Statements	F-9

Report of Independent Auditors
To the Management and Board of Directors of Vencore Holding Corp. and KGS Holding Corp.
We have audited the accompanying combined financial statements of Vencore Holding Corp. and KGS Holding Corp., which comprise the combined balance sheets as of December 31, 2017 and 2016, and the related combined statements of operations, comprehensive income (loss), cash flows and stockholder’s (deficit) equity for each of the three years in the period ended December 31, 2017.
Management’s Responsibility for the Combined Financial Statements
Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on the combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Vencore Holding Corp. and KGS Holding Corp. as of December 31, 2017 and 2016, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2017 in accordance with accounting principles generally accepted in the United States of America.
Emphasis of Matter
As discussed in Note 1 to the combined financial statements, the Company changed the manner in which it accounts for net periodic pension cost and net periodic postretirement benefit cost and the manner in which it accounts for restricted cash in the statements of cash flows as of January 1, 2018. Our opinion is not modified with respect to these matters.

/s/ PricewaterhouseCoopers LLP
McLean, Virginia
March 16, 2018

Vencore Holding Corp. and KGS Holding Corp.
Combined Balance Sheets
(in thousands, except share data)

	As of December 31,		As of March 30,
	2016	2017	2018
Assets			(Unaudited)
Current assets:
Cash	$66,050	$95,132	$86,220
Accounts receivable, net	166,537	180,337	181,868
Restricted cash	—	80	—
Prepaid and other current assets	19,072	12,986	15,470
Deferred costs	21,727	24,264	25,608
Total current assets	273,386	312,799	309,166
Property, equipment, and capitalized software, net	35,166	35,851	34,143
Purchased intangible assets, net	259,713	240,534	236,593
Goodwill	396,924	396,924	396,924
Other long‑term assets	57,890	44,635	44,384
Total assets	$1,023,079	$1,030,743	$1,021,210
Liabilities and stockholder’s equity
Current liabilities:
Accounts payable and accrued expenses	$63,552	$80,333	$82,125
Accrued compensation and benefits	79,581	82,360	62,923
Current portion of long‑term debt	18,244	23,338	23,338
Other current liabilities	32,518	37,437	40,530
Total current liabilities	193,895	223,468	208,916
Long‑term debt, net of current portion	859,980	947,678	945,660
Accrued pension and other post‑retirement liabilities, net of current portion	81,964	103,584	101,522
Other long‑term liabilities	84,260	53,577	53,324
Total liabilities	1,220,099	1,328,307	1,309,422
Commitments and Contingencies (Note 20)
Stockholder’s equity:
Common stock, $0.01 par value, 2,000 shares authorized, 2 shares issued and outstanding at December 31, 2016, 2017 and March 30, 2018	—	—	—
Additional paid‑in capital	188,945	188,945	188,945
Accumulated deficit	(327,220)	(403,426)	(393,639)
Accumulated other comprehensive loss	(58,745)	(83,083)	(83,518)
Total stockholder’s (deficit) equity	(197,020)	(297,564)	(288,212)
Total liabilities and stockholder’s equity	$1,023,079	$1,030,743	$1,021,210

The accompanying notes are an integral part of these combined financial statements.

Vencore Holding Corp. and KGS Holding Corp.
Combined Statements of Operations
(in thousands)

	Year Ended December 31,			Three Months Ended
	2015	2016	2017	March 31, 2017	March 30, 2018
				(Unaudited)
Revenue	$1,399,153	$1,405,089	$1,376,036	$335,886	$342,942
Operating costs and expenses
Cost of revenue (excluding depreciation and amortization)	(1,150,291)	(1,152,354)	(1,139,574)	(281,716)	(274,660)
General and administrative expenses	(88,155)	(83,211)	(101,042)	(21,871)	(27,422)
Depreciation and amortization	(36,352)	(35,457)	(30,708)	(7,855)	(6,711)
Gain on contingent consideration	7,897	—	—	—	—
Deferred contract costs	(2,854)	(6,493)	(5,143)	(1,286)	(1,194)
Gain on pension plan	1,239	6,451	9,018	2,266	2,288
Total operating costs and expenses	(1,268,516)	(1,271,064)	(1,267,449)	(310,462)	(307,699)
Income from operations	130,637	134,025	108,587	25,424	35,243
Interest expense	(75,240)	(76,930)	(81,151)	(18,944)	(19,712)
Debt extinguishment costs	—	(7,159)	(4,259)	—	—
Other, net	(11,037)	(4,931)	(8,677)	(2,210)	(2,272)
Investment gain	—	—	2,951	2,951	—
Income before income taxes and equity in net losses of affiliate	44,360	45,005	17,451	7,221	13,259
Income tax (expense) benefit	(21,346)	(25,290)	10,260	(2,959)	(3,152)
Income before equity in net losses of affiliate	23,014	19,715	27,711	4,262	10,107
Equity in net losses of affiliate	—	—	(1,263)	(106)	(320)
Net income	$23,014	$19,715	$26,448	$4,156	$9,787

The accompanying notes are an integral part of these combined financial statements.

Vencore Holding Corp. and KGS Holding Corp.
Combined Statements of Comprehensive Income (Loss)
(in thousands)

	Year Ended December 31,			Three Months Ended
	2015	2016	2017	March 31, 2017	March 30, 2018
				(Unaudited)
Net income	$23,014	$19,715	$26,448	$4,156	$9,787
Other comprehensive loss, net of tax:
Post‑retirement benefits:
Actuarial loss on defined benefit pension plans, net of tax	(9,724)	(412)	(22,328)	—	—
Amounts reclassified from accumulated other comprehensive loss, net of tax	(3,078)	(2,836)	(2,600)	(656)	(145)
Available‑for‑sale securities:
Net changes related to available‑for‑sale securities, net of tax	(472)	369	590	78	(290)
Other comprehensive loss	(13,274)	(2,879)	(24,338)	(578)	(435)
Total comprehensive income	$9,740	$16,836	$2,110	$3,578	$9,352

The accompanying notes are an integral part of these combined financial statements.

Vencore Holding Corp. and KGS Holding Corp.
Combined Statements of Stockholder’s (Deficit) Equity
(In thousands except share and per share amounts)

	Common Stock		Additional Paid‑In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholder’s (Deficit) Equity
	Shares	Amount
Balances at December 31, 2014	2	$—	$371,945	$(42,592)	$(369,949)	$(40,596)
Other comprehensive loss	—	—	—	(13,274)	—	(13,274)
Net income	—	—	—	—	23,014	23,014
Balances at December 31, 2015	2	—	371,945	(55,866)	(346,935)	(30,856)
Liquidating dividend	—	—	(183,000)	—	—	(183,000)
Other comprehensive loss	—	—	—	(2,879)	—	(2,879)
Net income	—	—	—	—	19,715	19,715
Balances at December 31, 2016	2	—	188,945	(58,745)	(327,220)	(197,020)
Liquidating dividend	—	—	—	—	(102,654)	(102,654)
Other comprehensive loss	—	—	—	(24,338)	—	(24,338)
Net income	—	—	—	—	26,448	26,448
Balances at December 31, 2017	2	—	188,945	(83,083)	(403,426)	(297,564)
Other comprehensive loss	—	—	—	(435)	—	(435)
Net income	—	—	—	—	9,787	9,787
Balances at March 30, 2018 (unaudited)	2	$—	$188,945	$(83,518)	$(393,639)	$(288,212)

The accompanying notes are an integral part of these combined financial statements.

Vencore Holding Corp. and KGS Holding Corp.
Combined Statements of Cash Flows
(in thousands)

	Year Ended December 31,			Three Months Ended
	2015	2016	2017	March 31, 2017	March 30, 2018
Operating activities				(Unaudited)
Net income	$23,014	$19,715	$26,448	$4,156	$9,787
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	36,352	35,457	30,708	7,855	6,711
Amortization of debt discount and debt issuance costs	7,131	9,007	9,361	2,632	2,212
Amortization of deferred contract costs	2,854	6,493	5,143	1,286	1,194
Gain on contingent consideration	(7,897)	—	—	—	—
Loss on debt extinguishment	—	7,159	4,259	—	—
Share‑based compensation expense (income)	4,018	(219)	3,617	169	277
Deferred income taxes	10,393	20,903	(15,683)	2,456	491
Remeasurement of lease abandonment	—	(1,598)	(834)	—	(69)
(Gain) losses on dispositions of property and equipment	(796)	431	109	—	—
Gain on investment	—	—	(2,951)	(2,951)	—
Loss from equity‑method investment	—	—	1,263	106	320
Changes in operating assets and liabilities, net of the effect of acquisitions
Accounts receivable, net	32,502	5,027	(13,800)	1,837	(1,531)
Prepaid expenses and other current assets	2,688	(5,036)	5,999	(1,591)	(2,484)
Deferred costs	(9,870)	922	(2,537)	(3,233)	(1,343)
Other long‑term assets	(1,541)	1,370	12,706	(605)	(1,694)
Accounts payable and accrued expenses	(12,862)	8,985	16,124	2,818	3,771
Accrued compensation and benefits	(4,219)	13,577	(838)	(21,981)	(19,713)
Other current liabilities	(5,979)	(2,179)	4,526	2,208	3,143
Post‑retirement pension plans	(2,285)	(9,314)	(9,365)	(2,265)	(2,207)
Other long term liabilities	(4,097)	(13,156)	(12,534)	480	86
Payment of contingent consideration, in excess of acquisition date fair value	(4,968)	—	—	—	—
Other, net	840	68	72	32	3
Net cash provided by (used for) operating activities	65,278	97,612	61,793	(6,591)	(1,046)
Investing activities
Expenditures for property, equipment and capitalized software	(15,915)	(11,210)	(9,410)	(1,926)	(2,998)
Proceeds from property and equipment disposal	6,155	37	—	—	—
Investment in deferred compensation plans	(735)	(861)	(61)	—	(58)
Investment in company owned life insurance	(2,521)	(2,924)	(1,906)	(464)	(500)
Proceeds from sale of investment in company owned life insurance plan	3,842	—	3,800	3,800	—
Investments in affiliate/JV	—	—	(500)	—	—
Net cash provided by (used for) investing activities	(9,174)	(14,958)	(8,077)	1,410	(3,556)

Financing activities
Liquidating dividend	—	(183,000)	(102,654)	—	—
Proceeds from issuance of long‑term debt	9,616	311,100	215,000	—	—
Repayments of delayed draw	(25,000)	—	—	—	—
Payments of long‑term debt	(27,572)	(202,250)	(127,413)	(5,838)	(4,136)
Payment of debt issuance costs	—	(16,615)	(4,750)	—	—
Debt extinguishment cost	—	(1,750)	(3,937)	—	—
Payments on capital lease	(56)	(465)	(880)	(207)	(254)
Cash paid to revolving credit facility	(462)	—	—	—	—
Payment of contingent consideration	(4,648)	—	—	—	—
Net cash used for financing activities	(48,122)	(92,980)	(24,634)	(6,045)	(4,390)
Net increase (decrease) in cash, included restricted	7,982	(10,326)	29,082	(11,226)	(8,992)
Cash, including restricted, at beginning of period	68,604	76,586	66,260	66,260	95,342
Cash, including restricted, at end of period	76,586	66,260	95,342	55,034	86,350
Less restricted cash included in prepaid and other current assets at end of period	370	210	210	210	130
Cash at end of period	$76,216	$66,050	$95,132	$54,824	$86,220

Supplemental disclosure of cash flow information
Equipment acquired under capital leases	$151	$1,481	$2,061	$132	$—
Purchases of property & equipment in accounts payable & accrued expenses	$779	$117	$657	$—	$—
Cash paid for interest	$(67,518)	$(67,020)	$(70,252)	$(16,475)	$(19,141)
Cash (paid for) received for taxes	$(3,662)	$(11,398)	$3,025	$(20)	$(49)

The accompanying notes are an integral part of these combined financial statements.

Vencore Holding Corp. and KGS Holding Corp.
Notes to Combined Financial Statements

1. Organization and Business Overview

Description of the Organization

Vencore Holding Corp., was incorporated in Delaware in October 2010 and is a holding company whose primary purpose is its ownership of the equity in Vencore Inc. (“Vencore OpCo”), the principal operating company of the Vencore business. Vencore Holding Corp. is wholly owned by The SI Organization Holdings LLC, a Delaware limited liability company. The SI Organization Holdings LLC, on a fully diluted basis, is approximately 51% owned by The Veritas Capital Fund IV, L.P. (through Class A membership interests), 19% owned by PGSI Holdings LLC (through Class A membership interests), 14% owned by TSIO Holdings LLC (through Class A membership interests), 6% owned by The Veritas Capital Fund III, L.P. (through Class A membership interests), 6% owned by certain members of Vencore OpCo’s senior management and employees of and advisors to Vencore (through Class A membership interests and Class B/B‑1 membership interests), 3% owned by entities affiliated with TCW/Crescent Mezzanine, LLC (through Class A membership interests), and 1% owned by IP III Mezzanine Partners, L.P. and UT Mezz Partners, L.P. (through Class A membership interests). Class A membership interests are issued at the The SI Organization Holdings LLC level. Vencore Holding Corp. was formerly named The SI Organization Holding Corp. (from 2010 to 2014), and was created as part of the divestiture of Vencore OpCo (then named The SI Organization, Inc.) from Lockheed Martin Corporation in 2010.

On May 23, 2014, Vencore OpCo acquired QinetiQ North America Services and Solutions Group through the purchase of all of the issued and outstanding stock of QinetiQ North America, Inc., a Delaware corporation (“QNA SSG”). As of July 22, 2014, QNA SSG’s name was changed to Vencore Services and Solutions, Inc. (“VSS”). On May 14, 2013, Vencore acquired TT Government Solutions, Inc., doing business as Applied Communication Sciences (“ACS”); ACS was renamed Vencore Labs, Inc. on January 1, 2015. As used herein, “Vencore” refers to Vencore Holding Corp., Vencore Holding Corp. is a holding company of Vencore OpCo and its direct and indirect subsidiaries, including VSS and ACS.

Keypoint Government Solutions, Inc. (“Keypoint OpCo”) was initially established as a subsidiary of Kroll, Inc., a corporate investigations and risk consulting firm, as Kroll Government Services, Inc. to exclusively service government clients during the development of the Department of Homeland Security. In May 29, 2009, The Veritas Capital Fund III, L.P., formed KGS Holding Corporation (“Keypoint”) as a wholly owned subsidiary of KGS Holding LLC, for the purposes of acquiring the business and operations of KGS from Kroll, Inc. KGS Holding LLC is 78.8624% owned by The Veritas Capital Fund III, L.P. (through Class A shares), 7.8662% owned by John Hancock Entities (through Class A shares), and 13.2514% owned by Keypoint’s management and Chertoff Group Investments, LLC (through Class A, Class B and B-1 shares).

Nature of Business

Vencore OpCo provides mission‑critical, innovation‑driven services and solutions to U.S. Government customers. The foundation of its business is the application of systems engineering and integration, cybersecurity, applied research and big data analytics on an enterprise‑wide scale to assist U.S. Government customers in solving their most complex information‑related challenges. Vencore OpCo provides the architecture and integration of highly‑engineered, mission‑critical information solutions across the U.S. Government and provides enterprise‑level support to multiple governmental programs that manage, collect, analyze and disseminate critical mission data to national security agencies and their customers. We maintain expertise in providing comprehensive solutions throughout the life of multi‑billion dollar systems that support the core missions of the U.S. Intelligence Community and other U.S. Government agency customers. Our services and solutions span the entire lifecycle of programs, encompassing system(s) definition, architecture, agile solutions development, test and integration, deployment and operations. Keypoint OpCo performs and delivers background investigations, compliance monitoring, and risk and security consulting services to its clients, primarily the U.S. Government. Other customers include state and local governments and commercial customers. Vencore OpCo is headquartered in Chantilly, Virginia with approximately 3,400 employees as of March 30, 2018. Keypoint OpCo is headquartered in Loveland, Colorado with approximately 2,700 employees as of March 30, 2018.

Unaudited Interim Financial Information

The accompanying balance sheet as of March 30, 2018, the statements of operations and statements of cash flows for the three months ended March 31, 2017 and March 30, 2018, and the statements of stockholder’s (deficit) equity for the three months ended March 30, 2018 are unaudited. The interim unaudited financial statements have been prepared on the same basis as the annual audited financial statements; and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the financial position of Vencore and Keypoint as of March 30, 2018, and the results of its operations and its cash flows for the three months ended March 31, 2017 and March 30, 2018. The financial data and other information disclosed in these notes related to the three months ended March 30, 2018 are unaudited. The results for the three months ended March 30, 2018 are not necessarily indicative of results to be expected for the year ending December 31, 2018, any other interim periods, or any future year or period.

2. Significant Accounting Policies

Principles of Combination and Basis of Presentation

The accompanying combined financial statements include the accounts of Vencore and its wholly owned subsidiaries and Keypoint and its wholly owned subsidiaries (collectively, the “Company”, “we”, “us”, or “our”), and are being presented as entities under common control. The combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All intercompany balances and transactions have been eliminated in consolidation and combination. All financial information presented in the financial statements and notes herein is presented in thousands.

The combined financial statements do not necessarily represent the results of the Company had it been operating as one entity during the periods presented in these financials statements. In most instances throughout the accompanying notes to these financial statements, financial results are combined, unless it is more meaningful to disclose Vencore and Keypoint separately.

The fiscal year of the Company ends on December 31 of each calendar year. Vencore’s fiscal quarters end on the last Friday of March, June and September. Keypoint’s fiscal quarters end on the last day of March, June and September.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. These estimates are based on management’s best knowledge of historical experience, current events and various other assumptions that management considers reasonable under the circumstances. Actual results could differ from those estimates. Areas of the financial statements where estimates may have the most significant effect include, but are not limited to, unbilled receivables, inputs used for computing pension and post‑retirement related liabilities, estimates to complete for customer contracts, estimated returns, accrued liabilities and expenses, estimated useful lives of identified intangible assets, depreciation and amortization, allowance for doubtful accounts, evaluation of goodwill and other assets for impairment, valuation of Class B/B‑1 membership interests, valuation of contingent consideration and incurred but not reported expenses for self‑insurance.

Revenue Recognition

Substantially all of the Company’s revenue is derived from contracts with the U.S. Government. The Company generates its revenue from the following types of contractual arrangements: cost‑reimbursable contracts, fixed‑price contracts or time‑and‑materials contracts.

Revenue on cost‑reimbursable contracts is recognized as services are performed generally based on the allowable costs incurred during the period plus any recognizable earned fee. The Company considers fixed fees under cost‑reimbursable contracts to be earned in proportion to the allowable costs incurred in performance of the contract. For cost‑reimbursable contracts that include performance‑based fee incentives, which are principally award fee arrangements, the Company recognizes income when such fees are probable and estimable, and the fees are recognized throughout the term of the contract in proportion to the allowable costs incurred. Estimates of the total fee to be earned are made based on contract provisions, prior experience with similar contracts or customers and management’s evaluation of the Company’s performance on such contracts. Contract costs, including indirect expenses, are subject to audit by the Defense Contract Audit Agency and, accordingly, are subject to possible cost disallowances. The Company records contract reserves against open indirect cost audits and re‑measures the liability on a quarterly basis.

Revenue on fixed‑price contracts is primarily recognized using the percentage‑of‑completion method based on actual costs incurred relative to total estimated costs for the contracts, which are recorded using the cost‑to‑cost method. These estimated costs are updated during the term of the contract and may result in revision by the Company of recognized revenue and estimated costs in the period in which the changes in the estimated costs are identified. Profits on fixed‑price contracts result from the difference between incurred costs used to calculate the percentage of completion and revenue earned.

Revenue earned under time‑and‑materials contracts is recognized as hours are worked based on contractually billable rates to the client. Costs on time‑and‑materials contracts are expensed as incurred.

Contract accounting requires significant judgment relative to assessing risks, estimating contract revenue and costs and assumptions for schedule and technical issues. Due to the size and nature of many of our contracts, developing total revenue and costs at completion estimates requires the use of significant judgment. Contract costs include direct labor and billable expenses, other direct costs, as well as allocations of allowable indirect costs. Billable expenses are comprised of subcontracting cost and other “out‑of‑pocket” costs that often include, but are not limited to, travel‑related costs and other charges. The Company recognizes revenue and billable expenses from these transactions on a gross basis because it is the primary obligor on its contracts with customers. Provisions for estimated losses at completion, if any, are recognized in the period in which the loss becomes evident. The provisions include estimated costs in excess of estimated revenue and any profit margin previously recognized.

Significant estimate‑at‑completion (“EAC”) adjustments on a single contract could have a material effect on the Company’s combined financial position or annual results of operations. We review and update our contract‑related estimates regularly. When adjustments in estimated contract revenues or estimated costs at completion are required on contracts, any changes from prior estimates are recognized as an inception‑to‑date adjustment in the period in which the facts necessitating the revision become known with the exception of contracts acquired through acquisition, where the adjustment is made for the period commencing from the date of acquisition. Changes in these estimates can occur over the contract performance period for a variety of reasons, including changes in contract scope, contract cost estimates and estimated incentive or award fees. The net impact of adjustments in contract estimates on our income from operations and net income totaled $1.5 million, $2.0 million, $1.4 million, $0.0 million and $0.3 million for the years ended December 31, 2015, 2016 and 2017 and three months ended March 31, 2017 and March 30, 2018, respectively.

Revenue on fixed unit price contracts, where specified units of output under service arrangements are delivered, is recognized when realized or realizable and earned, as units are delivered based on the specified price per unit. Delivery is represented by the final submission of the completed case (a “case” being defined as the total amount of work required to complete the background investigation as requested by the customer) in accordance with the contract. The Company considers the case to be the unit of account.

The Company has entered into fixed-unit price contracts with a large customer, for which the revenues from the services provided under these contracts are recognized upon case completion. In order to recognize revenue only for completed cases, management first records revenue for all cases when the case reaches the “fieldwork finished” (“FF”) status. FF is the point where the Company believes it has performed all the necessary work, the report is delivered to the customer and the case is complete. This is also the point when revenue is fully recognized if no further re-work is required. There are situations whereby the customer requests rework on some of the cases subsequent to FF, in which case management records an adjustment at month end, based on an estimate of the percentage of cases that may be re-opened for rework or may perform additional steps upon requests by the customer (“re-work provision”). Historically, that estimate has averaged at approximately 18% and was reported as case rework provision and presented as contra revenue and a corresponding contra receivable in the accompanying combined financial statements. The revenue related to the re-worked cases is recognized when the rework is completed.

Management records revenue at 100% for the case at FF status and as required by the contract terms, bills only 90% of the revenue at that time, while the remaining 10% is billed when the case is marked completed by the customer. This 10% holdback is recognized as an unbilled receivable until it is transferred to billed receivable when the case is deemed completed by the customer.

For the year ended December 31, 2015, the Company had a contract with National Aeronautics and Space Administration (“NASA”) and a contract with Office of Personnel Management (“OPM”), representing approximately 11% and 16%, respectively of total revenue. For the year ended December 31, 2016, the Company had a contract with NASA and a contract with OPM, representing approximately 12% and 16%, respectively of total revenue. For the year ended December 31, 2017, the Company had a contract with NASA and a contract with OPM, representing approximately 10% and 16%, respectively of total revenue. For the three months ended March 31, 2017, the Company had a contract with NASA and a contract with OPM representing approximately 11% and 14%, respectively of total revenue. For the three months ended March 30, 2018, the Company had a contract with OPM representing approximately 21% of total revenue.

Cash

Cash includes cash on hand which is maintained in bank accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. As of December 31, 2017, the Company maintained $10 million in money market funds. The investment in money market funds has an immediate liquidity feature.

Restricted Cash

The Company had a letter of credit outstanding as of December 31, 2016 and 2017 from its revolving credit facility to provide credit support for certain insurance policies in the event of default. As of March 30, 2018, the restricted cash balance was not deemed necessary.

Concentration of Credit Risk

Financial instruments that are concentrations of credit risk consist principally of trade receivables. The risk related to trade receivables is mitigated by having contracts with departments and agencies of the U.S. Government and state and local governments. We do not generally require collateral or other security to support trade receivables. We do not have any off‑balance sheet credit exposure related to our trade receivables. As of December 31, 2016, 2017, and March 30, 2018, over 97% of our accounts receivable were with agents, agencies and departments of the U.S. Government.

Receivables

Receivables include amounts billed and currently due from customers, as well as amounts currently due but unbilled. The Company maintains allowances for doubtful accounts against certain receivables based upon the latest information regarding whether invoices are ultimately collectible. Assessing the collectability of customer receivables requires management judgment. The Company serves the U.S. Government and state and local governments. The Company determines its allowance for doubtful accounts by specifically analyzing individual accounts receivable, historical bad debts, current economic conditions and accounts receivable aging trends. Upon determination that a receivable is uncollectible, the receivable balance and any associated reserve are written off. Pursuant to contract provisions, U.S. Government agencies and certain other customers have title to, or a security interest in, assets related to such contracts as a result of advances, performance‑based payments and progress payments. We reflect those advances and payments as billings in excess of costs incurred for contracts that we account for on a percentage‑of‑completion basis using the cost‑to‑cost method to measure progress towards completion.

Long‑term unbilled receivables related to retainage, holdbacks and long‑term rate settlements to be billed at contract closeout are included within accounts receivable, net in the accompanying combined balance sheets.

Property and Equipment

Property and equipment are recorded at cost, and the balances are presented net of accumulated depreciation. The cost of software purchased or internally developed is capitalized, as appropriate.

Depreciation is calculated using the straight‑line method over the estimated useful lives of the assets. Furniture and fixtures are depreciated over 7 to 10 years, computer equipment is depreciated over 3 to 5 years, machinery and equipment is depreciated over 3 to 5 years, and software purchased or developed for internal use is depreciated over 3 to 5 years. Leasehold improvements are amortized over the shorter of the remaining lease term or the useful life of the improvements. Repairs and maintenance costs are expensed as incurred.

Leases

Rent expense is recorded on a straight‑line basis over the life of the applicable lease. The difference between the cash payment and rent expense is recorded as deferred rent in either other current liabilities or other long‑term liabilities in the combined balance sheets, depending on when the amounts will be recognized.

Intangible Assets

Intangible assets represent assets acquired as part of the Company’s business acquisitions and include customer contractual relationships, backlog, technology, favorable leasehold interests, non‑compete agreements, internal software, trademarks and trade names. Finite‑lived intangible assets are amortized on a straight‑line basis over the expected useful life. Customer relationships are amortized over 8 to 24 years and technology is amortized over 7 to 10 years. Backlog is amortized over 16 years, non‑compete agreements are amortized over 5 years, and leasehold interests are amortized over the shorter of the useful life of the asset or the lease term. Trademarks are amortized over the remaining legal life of the trademark if the Company does not intend to renew the trademark. Trademarks are defined as indefinite‑lived assets if the Company intends to continuously renew the trademark. Indefinite‑lived trademarks and trade names are not amortized, but are tested for impairment on at least an annual basis and more frequently if interim indicators of impairment exist. The trade name is considered to be impaired if the carrying value exceeds its estimated fair value. The Company uses the relief from royalty method to estimate the fair value. The fair value of the asset is the present value of the license fees avoided by owning the asset, or the royalty savings.

The Company no longer has any indefinite‑lived intangible assets with remaining book value other than goodwill as of December 31, 2016 and 2017, and March 30, 2018.

Goodwill

The Company records goodwill when the purchase price of a business acquisition exceeds the estimated fair value of net identified tangible and intangible assets acquired and liabilities assumed. Keypoint and Vencore evaluate goodwill at least annually on September 30 and October 31, respectively, for impairment or whenever events or circumstances indicate that the carrying value of goodwill may not be fully recoverable. Goodwill is considered to be impaired when the net book value of a reporting unit exceeds its estimated fair value. During the years ended December 31, 2015, 2016 and 2017, the Company did not record any impairment of goodwill.

Impairment of Long‑lived Assets

The Company reviews its long‑lived assets, including property and equipment and amortizable intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be fully recoverable. If the total of the expected undiscounted future net cash flows is less than the carrying amount of the asset, a loss is recognized for any excess of the carrying amount over the fair value of the asset.

Self‑Insurance Liability

The Company maintains self‑funded medical insurance. Self‑funded plans include health benefits and also prescription drug and dental benefits. The Company records an incurred but unreported claim liability for self‑funded plans based on an actuarial valuation within other current liabilities. The estimate of the incurred but unreported claim liability is provided by a third party valuation firm, primarily based on claims and participant data for the medical, dental, and pharmacy related costs.

Defined Benefit Plan and Other Postretirement Benefits

The Company recognizes the underfunded status of defined benefit plans on the combined balance sheets within accrued pension and other post retirement liabilities, net of current portion and other current liabilities. The Company recognizes the overfunded status of defined benefit plans on the consolidated balance sheets within other long term assets. Gains and losses and prior service costs and credits that have not yet been recognized through net periodic benefit cost are recognized in accumulated other comprehensive income (loss), net of tax effects, and will be amortized as a component of net periodic cost in future periods. The measurement date, the date at which the benefit obligations are measured, is the Company’s fiscal year‑end.

Fair Value

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, we consider the principal or most advantageous market in which the asset or liability would transact, and if necessary, consider assumptions that market participants would use when pricing the asset or liability.

The accounting standard established a fair value hierarchy that prioritizes the inputs used in measuring fair value as follows: observable inputs such as quoted prices in active markets (Level 1); inputs other than quoted prices in active markets that are observable either directly or indirectly (Level 2); and unobservable inputs in which there is little or no market data, which requires the Company to develop its own assumptions (Level 3). Assets and liabilities are classified in their entirety within the fair value hierarchy based on the lowest level input that is significant to the fair value measurement. See “Note 17 - Fair Value Measurements” for additional information on the Company’s fair value measurements.

Share‑based Compensation

Vencore measures and recognizes share‑based compensation expense for all share‑based awards made to employees and directors using fair value methods over the requisite service period. The fair value of total equity is determined using the income approach, specifically the discounted cash flow method, and the market approach, specifically the guideline public company method. Equity allocation among Vencore’s various classes of equity is determined based on the option‑pricing method. The fair value indications are adjusted to reflect the rights of the holder.

Vencore records the expense associated with these awards on a straight‑line basis over the five‑year vesting period with a corresponding liability. The awards are re‑measured each reporting period with the resulting increase or decrease to compensation expense and liability based on the pro rata portion of the fair value on the balance sheet date. In the case of modifications of awards, additional share‑based compensation expense is based on the excess, if any, of the fair value of the modified award over the fair value of the original award immediately before its terms are modified. Share‑based compensation expense is classified as general and administrative expenses consistent with other compensation expense associated with the award recipient. See “Note 21 - Share‑based Compensation” and “Note 17 - Fair Value Measurements” for further details.

Keypoint has not recognized any compensation costs related to its incentive bonus awards issued to management of Keypoint as they are subject to performance conditions based on events that results in change in control, in which case compensation cost will be recognized over the requisite service period only if the events are probable of occurring. Keypoint has consistently followed the definition of “probable” as defined in ASC 718, relating to the change in control provisions and deemed that it is not probable of the event to occur.

Costs of Revenue

Costs of revenue consist of direct labor and associated fringe benefits, indirect overhead, subcontractor costs, travel expenses and other expenses incurred to perform on contracts.

General and Administrative Expenses

General and administrative expenses include the salaries and wages and fringe benefits of our employees not performing work directly for customers. Among the functions covered by these costs are business development, IT services, finance and accounting, legal, executive management, human resources and recruiting.

Deferred Costs

Deferred Direct Costs

Directly attributable costs for certain contracts where revenue is determined on a completed performance model are deferred until the final submission is done and revenue is recognized. Periodic reviews are performed to ensure such deferred costs are fully realizable.

Deferred Indirect Costs

Included in the combined balance sheets are certain costs related to the performance of our U.S. Government contracts which are required to be recorded under U.S. GAAP but are not currently allocable to contracts. Such restructuring costs represent activities across Vencore including elimination of redundant employees, capabilities and certain leased and owned facilities. Restructuring costs include severance and abandoned leases costs. As of December 31, 2016 and 2017, and March 30, 2018, deferred contract costs were approximately $14.4 million, $9.4 million, and $8.2 million, respectively. These costs are allocated to contracts when they are billable as agreed upon by the Defense Contract Management Agency and amortized by the Company over a 3 to 5 year period. We regularly assess the probability of recovery of these costs. This assessment requires us to make assumptions about the extent of cost recovery under our contracts and the amount of future contract activity. If the level of backlog in the future does not support the continued deferral of these costs, the profitability of our remaining contracts could be adversely affected.

Income Taxes

We account for income taxes in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 740, Income Taxes, under which an asset and liability approach is used for the recognition of deferred tax assets and liabilities for the expected future tax consequences attributable to differences between the carrying amounts of assets and liabilities for financial reporting purposes and their respective tax bases, including net operating loss carryforwards.

Deferred tax assets and liabilities are recognized for the estimated future tax consequences of temporary differences. Temporary differences are primarily the result of the differences between the tax bases of assets and liabilities and their financial reporting amounts. Deferred tax assets and liabilities are measured using enacted statutory tax rates applicable to the future years in which the deferred amounts are expected to be settled or realized. The effect of a change in tax rates is recognized in the provision for income tax in the period the change in rates is enacted.

A valuation allowance is recorded against deferred tax assets when it is more likely than not that a tax benefit will not be realized. The assessment for a valuation allowance requires judgment on the part of the Company with respect to the benefits that may be realized.

Any interest or penalties incurred in connection with income taxes are recorded as part of income tax expense for financial reporting purposes.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. The Company is currently involved in various claims and legal proceedings, but does not believe the loss contingencies are probable or estimable and therefore has not accrued for them.

Comprehensive Income (Loss)

Comprehensive income (loss) is the change in equity of a business enterprise during a period resulting from transactions and other events and circumstances from non‑owner sources. Comprehensive income (loss) consists of net income (loss); actuarial gain (loss) on post‑retirement plans, net of tax; reclassifications from accumulated other comprehensive income (loss), net of tax from post‑retirement plans; net changes in available‑for‑sale securities; and reclassifications from accumulated other comprehensive income (loss), net of tax from available‑for‑sale securities.

Variable Interest Entities

ASC Topic 810, Consolidation (“ASC Topic 810”) requires the consolidation of entities that are controlled by a company through interests other than voting interests. Entities that do not have sufficient equity at risk to allow the entity to finance its activities without additional financial support or in which the equity investors, as a group, do not have the characteristic of a controlling financial interest are referred to as variable interest entities (“VIE”). A VIE is consolidated by the variable interest holder that is determined to have the controlling financial interest (primary beneficiary) as a result of having both the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance and the obligation to absorb losses or right to receive benefits from the VIE that could potentially be significant to the VIE. The Company determines whether it is the primary beneficiary of an entity subject to consolidation based on a qualitative assessment of the VIE’s capital structure, contractual terms, nature of the VIE’s operations and purpose, and the Company’s relative exposure to the related risks of the VIE on the date it becomes initially involved in the VIE. The Company reassesses its VIE determination with respect to an entity on an ongoing basis.

On February 17, 2017, Vencore entered into a joint venture agreement with Havas Health, Inc. (“Havas”), a global communications company operating in over 50 countries focused on health and wellness communication and cross stakeholder strategy. The companies have joined together to form HVH Precision Analytics LLC (“HVH”). The joint venture will leverage sophisticated analytics and predictive modeling with deep therapeutic area expertise to provide unique data and insights into the niche rare disease market.

Upon formation, Vencore contributed $0.5 million in cash and $3.0 million in non‑financial assets that were measured for fair value on the contribution date, including: (i) intellectual property, (ii) inventions, (iii) trademarks and trade secrets, (iv) information technology assets and (v) customer relationships and agreements. In exchange for these contributions, Vencore received 1,000,000 of HVH’s Class A Units, or 50% of HVH’s equity interest. The cash portion of the Company’s contribution into the formation of HVH is reported as part of investing activities in the combined statements of cash flows.

The fair value of the assets contributed to HVH are categorized as Level 3 within the fair value hierarchy as certain unobservable inputs were used in determining the fair value of the assets. Vencore used a market approach in determining the fair value of the assets. Upon formation, Havas contributed $3.5 million in exchange for 50% of HVH’s equity interest. We believe this represents the exit price at measurement date for 50% of the joint venture from the perspective of a market participant in an arms‑length transaction. The assets contributed by Vencore are largely comprised of a technology asset which is utilized by HVH. This technology asset represents an unobservable input as there is no open market readily available in which the value of the assets can be observed. Based on the contribution made by Havas for 50% of HVH’s equity interest, Vencore believes the fair value of the assets to be $3.0 million. The measurement of the fair value of the contributed assets is considered to be nonrecurring so additional measurements are not conducted in following periods. There is also no difference between the highest and best use of the technology assets and the manner in which the assets are currently used by HVH as HVH was created by Vencore and Havas for the purposes of conducting analytics and modeling to provide data and insights into a niche market by utilizing the assets and cash contributed by both Vencore and Havas.

In accordance with ASC Topic 810, we identified HVH as a VIE because HVH, upon formation, has insufficient equity investment at risk and its equity investment holders at risk lack the ability, through voting or similar rights, to direct the activities that most significantly impact HVH’s economic performance. Additionally, we evaluated our variable interests in HVH and concluded that the Company is not the primary beneficiary and therefore should not consolidate HVH as we do not hold the power to direct the activities that most significantly impact HVH’s economic performance nor do we have the obligation to absorb the majority of the losses or the right to receive the majority of the benefits of the VIE. Vencore has not identified any subsequent changes to HVH’s governing documents or contractual arrangements that would change the characteristics or adequacy of the entity’s equity investment at risk in accordance with ASC Topic 810.

Vencore accounted for its investment in HVH in accordance with ASC Topic 810 and recorded a gain of $3.0 million in the first quarter of 2017, representing the fair value of contributed assets. Vencore subsequently accounts for its share of earnings or losses using the equity method of accounting in accordance with ASC 323, Investments - Equity method and joint ventures. The investment balance for HVH is included in “Other long‑term assets” on the Company’s combined balance sheet. The Company’s investment related to this VIE totaled $2.2 million as of December 31, 2017 and $1.9 million as of March 30, 2018, representing the Company’s maximum exposure to loss. Under the equity method, Vencore recognizes its share of earnings or losses of HVH in the periods for which they are reported by HVH in its financial statements.

Vencore applies the cumulative earnings approach and classifies cash inflows and outflows as operating activities unless Vencore’s cumulative distributions exceed cumulative equity in earnings recognized by Vencore (as adjusted for amortization of basis differences). When such an excess occurs, the current‑period distribution up to this excess is considered a return of investment and is classified as cash inflows from investing activities.

The Company considers whether the value of any of its equity method investments has been impaired whenever adverse events or changes in circumstances indicate that recorded values may not be recoverable. If the Company considered any such decline to be other than temporary (based on various factors, including historical financial results, product development activities and the overall health of the affiliate’s industry), an impairment loss would be recorded.

Recently Issued Accounting Pronouncements

On May 1, 2015, the FASB issued ASU 2015‑07, Disclosure for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent) (a consensus of the FASB Emerging Issues Task Force) (“ASU 2015‑07”). Under the amendments in this ASU, investments for which fair value is measured at net asset value (“NAV”) per share (or its equivalent) using the practical expedient should not be categorized in the fair value hierarchy. Removing those investments from the fair value hierarchy not only eliminates the diversity in practice resulting from the way in which investments measured at net asset value per share (or its equivalent) with future redemption dates are classified, but also ensures that all investments categorized in the fair value hierarchy are classified using a consistent approach. The amendments in ASU 2015‑07 are effective for public business entities for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years, with early adoption permitted. A reporting entity should apply the amendments retrospectively to all periods presented. The retrospective approach requires that an investment for which fair value is measured using the NAV per share practical expedient be removed from the fair value hierarchy in all periods presented in an entity’s financial statements. The Company has adopted ASU 2015‑07 for the year ended December 31, 2016 and has applied this guidance with respect to the Company’s deferred compensation plan assets discussed in “Note 19 - Postretirement Plans.” As a result of adopting this ASU, investments totaling $273 million were reclassified from fair value hierarchy to NAV at December 31, 2016. At December 31, 2017, investments totaling $303 million were presented at NAV.

The Company has elected to early adopt ASU 2016‑15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force), issued by the FASB on August 26, 2016 (“ASU 2016‑15”). This ASU addresses the following eight specific cash flow issues: debt prepayment or debt extinguishment costs; settlement of zero‑coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing; contingent consideration payments made after a business combination; proceeds from the settlement of insurance claims; proceeds from the settlement of corporate‑owned life insurance policies (including bank‑owned life insurance policies); distributions received from equity method investees; beneficial interests in securitization transactions; and separately identifiable cash flows and application of the predominance principle. The amendments in this ASU apply to all entities, including both business entities and not‑for‑profit entities that are required to present a statement of cash flows under Topic 230. Effective January 1, 2016, the Company has adopted the provisions of ASU 2016‑15 retrospectively by classifying debt extinguishment costs of $1.8 million as financing activities for the year ended December 31, 2016; reclassifying a contingent consideration payment of $9.6 million made in June 2015 from investing to a cash outflow for operating activities of $5.0 million and a cash outflow for financing activities of $4.6 million for the year ended December 31, 2015; and reclassifying activity related to corporate‑owned life insurance between operating activities and investing activities for the year ended December 31, 2015.

In March 2017, the FASB issued ASU 2017‑07, Compensation - Retirement Benefit (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (“ASU 2017‑07”), which changes the presentation of net periodic benefit cost related to employer sponsored defined benefit plans and other postretirement benefits. Service cost is included within the same income statement line item as other compensation costs arising from services rendered during the period, while other components of net periodic benefit cost will be presented separately outside of operating income. Additionally, only service costs may be capitalized in assets. ASU 2017‑07 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. We adopted the requirements of ASU No. 2017-07 on January 1, 2018 using retrospective income statement presentation. Service cost is now reported as cost of revenue and the other components of net periodic benefit cost are reported as Other, net in the Combined Statements of Operations. The adoption of ASU 2017-07 resulted in the reclassification of net credits from Cost of revenue to Other, net of $11,634 thousand, $6,726 thousand and $9,259 thousand for the years ended December 31, 2015, 2016 and 2017, respectively, and $2,324 thousand and $2,329 thousand for the three-month periods ended March 31, 2017 and March 30, 2018, respectively. See Note 19 “Postretirement Plans” for the components of net periodic benefit cost.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, clarifying the treatment of restricted cash on the statements of cash flows. Under the new standard, amounts considered restricted cash will be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts on the statements of cash flows. This guidance is effective for fiscal years beginning after December 15, 2017, and interim periods within those years. The Company adopted the standard on January 1, 2018, on a retrospective basis. The adoption of the amendment changed the presentation of certain information in the Combined Statements of Cash Flows, resulting in the presentation of a reconciliation of total cash, cash equivalents and restricted cash and restricted cash equivalents and their related captions on the balance sheet amounting to $25.5 million, $160 thousand, $0, $0 and $80 thousand for the years ended December 31, 2015, 2016 and 2017 and the three months ended March 31, 2017 and March 30, 2018, respectively.

Standards Issued But Not Yet Effective

The following ASUs were recently issued but have not yet been adopted:

In May 2014, the FASB issued ASU 2014‑09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014‑09”). ASU 2014‑09 will eliminate transaction‑ and industry‑specific revenue recognition guidance under current U.S. GAAP and replace it with a principle‑based approach for determining revenue recognition. ASU 2014‑09 will require that companies recognize revenue based on the value of transferred goods or services as they occur in the contract. The ASU also will require additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. ASU 2014‑09 is effective for annual reporting periods beginning after December 15, 2017 and interim periods therein, with early adoption permitted for interim and annual reporting periods beginning after December 15, 2016. ASU 2014‑09 may be adopted either retrospectively or on a modified retrospective basis whereby ASU 2014‑09 would be applied to new contracts and existing contracts with remaining performance obligations as of the effective date, with a cumulative catch‑up adjustment recorded to beginning retained earnings at the effective date for existing contracts with remaining performance obligations.

In 2016, the FASB issued ASU 2016‑08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net), ASU 2016‑10, Revenue from Contracts with Customers

(Topic 606): Identifying Performance Obligations and Licensing, and ASU 2016‑12, Revenue from Contracts with Customers (Topic 606): Narrow‑Scope Improvements and Practical Expedient to provide supplemental adoption guidance and clarification to ASU 2014‑09. The effective date for these new standards and transition requirements are the same as the effective date and transition requirements for ASU 2014‑09.

In December 2016, the FASB issued ASU 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers, which allows entities not to make quantitative disclosures about remaining performance obligations in certain cases and require entities that use any of the new or previously existing optional exemptions to expand their qualitative disclosure. The effective date for these new standards and transition requirements are the same as the effective date and transition requirements for ASU 2014‑09.

Management is in the process of reviewing the Company’s revenue contracts and is performing an assessment of the potential effects of the standard on the Company’s combined financial statements and disclosures, accounting policies and internal control over financial reporting. We developed a detailed implementation plan, which included, among other things, an update to our policies, development of disclosures, updates to our controls and application of the guidance across our contract population. We are still assessing the qualitative and quantitative impacts to our combined financial statements as well as a transition method. Management plans to adopt the new standard effective January 1, 2019.

In January 2016, the FASB issued ASU 2016‑01, Financial Instruments - Overall (Subtopic 825‑10): Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016‑01”). The pronouncement requires equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income, requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes, requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset and eliminates the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost. These changes become effective for the Company’s fiscal year beginning January 1, 2019. The adoption of ASU 2016‑01 is being evaluated by the Company and the adoption is not expected to have a significant impact on the Company’s combined financial position or results of operations.

In February 2016, the FASB issued ASU 2016‑02, Leases (Topic 842) (“ASU 2016‑02”) that provides principles for the recognition, measurement, presentation and disclosure of leases for both lessees and lessors. ASU 2016‑02 requires a lessee to recognize assets and liabilities on the balance sheet for operating leases and changes many key definitions, including the definition of a lease. ASU 2016‑02 includes a short‑term lease exception for leases with a term of 12 months or less, in which a lessee can make an accounting policy election not to recognize lease assets and lease liabilities. Lessees will continue to differentiate between finance leases (previously referred to as capital leases) and operating leases, using classification criteria that are substantially similar to the previous guidance. ASU 2016‑02 is effective for fiscal years beginning after December 15, 2018 and interim periods within those fiscal years, with earlier application permitted. The Company is currently evaluating the effect of the standard on its combined financial statements and related disclosures. Vencore will adopt this standard using a modified retrospective method.

On January 26, 2017, the FASB issued ASU 2017‑04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (“ASU 2017‑04”), which simplifies the manner in which an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. In computing the implied fair value of goodwill under Step 2, an entity, prior to the amendments in ASU 2017‑04, had to perform procedures to determine the fair value at the impairment testing date of its assets and liabilities, including unrecognized assets and liabilities, in accordance with the procedure that would be required in determining the fair value of assets acquired and liabilities assumed in a business combination. However, under the amendments in this ASU, an entity should (1) perform its annual or interim goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and (2) recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value, with the understanding that the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. Additionally, ASU 2017‑04 removes the requirements for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment and, if it fails such qualitative test, to perform Step 2 of the goodwill impairment test. Finally, this ASU amends the Overview and Background sections of the Accounting Standards Codification as part of the

FASB’s initiative to unify and improve such sections across Topics and Subtopics. Public entities are required to prospectively adopt the standard for their annual, or any interim, goodwill impairment tests in fiscal years beginning after December 15, 2019. Early adoption is permitted for all entities for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. We adopted this standard in the fourth quarter of 2017 in conjunction with our annual goodwill impairment evaluation process.

3. Business Combination

On May 23, 2014, Vencore acquired QNA SSG through the purchase of 100% of the outstanding capital stock of QinetiQ North America, Inc. The acquisition was accounted for under ASC Topic 805. Under ASC Topic 805 the assets and liabilities acquired were recorded at fair value. A valuation of the identifiable assets and liabilities acquired was performed and a purchase price allocation resulted in new identifiable intangible assets. The excess of the purchase price over assets acquired and liabilities assumed was allocated to goodwill. Total purchase price consideration recorded in 2014 was $159.0 million.

As part of the total consideration, Vencore agreed to pay contingent consideration of up to $50.0 million in cash depending on QNA SSG’s financial performance between April 1, 2014 and March 31, 2015. Upon the effective date of the acquisition, management determined the fair value of contingent consideration to be $4.6 million. On a quarterly basis thereafter, Vencore re‑measured the liability and recorded an additional amount, representing a change in estimate, which totaled $12.9 million for the year ended December 31, 2014. In the second quarter of 2015, Vencore settled and paid contingent consideration to the seller in the amount of $9.6 million and recorded a gain of $7.9 million, which is reflected in the combined statements of operations for the year ended December 31, 2015.

4. Lease Abandonment Liability

The Company accounted for the lease abandonment liability in accordance with ASC Topic 420 Exit or Disposal Costs and reflected the change in the statement of operations. The terms of the operating leases extend through 2023.

On a monthly basis as payments toward the leases are made, the liability is released, which resulted in a $7.0 million, $4.3 million, and $0.5 million reduction of the liability balance for the year ended December 31, 2016 and 2017, and three months ended March 30, 2018, respectively. Vencore also recorded a change in estimate of the lease abandonment liability during 2016 and 2017 and three months ended March 30, 2018 in the amount of $1.6 million, $0.8 million, and $0.1 million, respectively, due to changes in sublease expectations and lower costs than forecasted.

Changes in the lease abandonment liability are as follows (in thousands):

Accrual balance at December 31, 2015	$18,928
Non‑cash activities	(1,598)
Lease payments in liability	(7,002)
Accrual balance at December 31, 2016	10,328
Non‑cash activities	(834)
Lease payments in liability	(4,344)
Accrual balance as of December 31, 2017	5,150
Non‑cash activities	(69)
Lease payments in liability	(548)
Accrual balance as of March 30, 2018 (unaudited)	$4,533

Of the total $10.3 million, $5.2 million, and $4.5 million as of December 31, 2016, 2017, and March 30, 2018, respectively, $4.4 million, $1.9 million, and $1.8 million, respectively, are included within other current liabilities (“Note 11 - Other Current Liabilities”), and $5.9 million, $3.3 million, and $2.7 million, respectively, are included within other long‑term liabilities (“Note 12 - Other Long‑term Liabilities”).

5. Deferred Costs

Deferred Indirect Costs

In prior years Vencore faced program consolidations, delayed contract awards, potential sequestration effects and significant reduction in customers’ budgets. Additionally, as a result of the QNA SSG acquisition, Vencore continued its restructuring initiatives. Restructuring activities across Vencore included elimination of redundant employees, capabilities and certain leased and owned facilities. Specifically, these initiatives included internal facility restructurings, continuation and expansion of the employee termination and realignments, and IT and other internal systems consolidations. As part of a facility consolidation project, Vencore sold a building at Vencore Valley Forge, Pennsylvania. Vencore had also previously exited leases due to the consolidation of heritage acquisition facilities in 2013. The consolidation of leases from prior acquisitions was completed by December 31, 2014. These restructuring costs are deferred and allocated to contracts when they are billable as agreed upon by the Defense Contract Management Agency and amortized by Vencore on a 3 to 5 year period.

Changes in the asset are as follows (in thousands):

Balance at December 31, 2014	$11,159
Add: Severance and related costs	4,614
Add: Write‑off of a building(a)	4,208
Add: Professional and other fees	2,399
Less: Costs released to contracts	(2,854)
Balance at December 31, 2015	$19,526
Add: Severance and related costs	1,187
Add: Professional and other fees	175
Less: Costs released to contracts	(6,493)
Balance at December 31, 2016	$14,395
Add: Severance and related costs	167
Less: Costs released to contracts	(5,143)
Balance at December 31, 2017	$9,419
Add: Severance and related costs	16
Less: Costs released to contracts	(1,194)
Balance at March 30, 2018 (unaudited)	$8,241
(a)    Represents the write‑off of a building that was captured in deferred contract costs.

Of the total $14.4 million, $9.4 million, and $8.2 million as of December 31, 2016 and 2017, and March 30, 2018, respectively, $5.1 million, $4.8 million, and $4.8 million, respectively, are included within deferred costs in our combined balance sheets, and $9.3 million, $4.6 million, and $3.4 million, respectively, are included within other long‑term assets on the combined balance sheets (“Note 8 - Other Long‑term Assets”).

Changes in the related liability are as follows (in thousands):

	Severance and Related Costs	Professional and Other Fees	Total
Balance as of December 31, 2014	$3,250	$47	$3,297
Additions	4,614	2,399	7,013
Cash payments	(7,298)	(2,432)	(9,730)
Balance as of December 31, 2015	566	14	580
Additions	1,187	175	1,362
Cash payments	(1,753)	(189)	(1,942)
Balance as of December 31, 2016	—	—	—
Additions	167	—	167
Cash payments	(167)	—	(167)
Balance as of December 31, 2017	—	—	—
Additions	16	—	16
Cash payments	(16)	—	(16)
Balance as of March 30, 2018 (unaudited)	$—	$—	$—

Deferred Direct Costs

Keypoint defers costs directly related to the production of cases that have been partially completed. Keypoint allocates a portion of total production costs in the month to cases that have been submitted as fieldwork finished and recognized as revenue and a portion to partially completed cases. The portion allocated to partially completed cases is deferred to be recognized in the period when the case is completed as fieldwork finished and related revenue is recognized.

Keypoint’s model for calculating deferred direct costs is as follows:

Total cost of production (for any period)	= Cost per SU X	Number of SU’s on partially completed cases (in any period)	= Deferred Direct Cost
Total # of SU’s produced (in that period)
where SU represents the Source Unit, Keypoint’s measurement of the amount of work.

Changes in the asset are as follows (in thousands):

Balance at December 31, 2014	$9,939
Add: Production costs	6,853
Less: Costs released to contracts	(646)
Balance at December 31, 2015	16,146
Add: Production costs	6,619
Less: Costs released to contracts	(6,181)
Balance at December 31, 2016	16,584
Add: Production costs	23,214
Less: Costs released to contracts	(20,309)
Balance at December 31, 2017	19,489
Add: Production costs	7,716
Less: Costs released to contracts	(6,372)
Balance at March 30, 2018 (unaudited)	$20,833

Total deferred direct costs of $16.6 million, $19.5 million, and $20.8 million, as of December 31, 2016, 2017, and March 30, 2018, respectively are included within deferred costs in our combined balance sheets.

6. Accounts Receivable

Accounts receivable, net consisted of the following components (in thousands):

	As of December 31,		As of March 30,
	2016	2017	2018
			(Unaudited)
Accounts receivable - billed	$61,055	$55,186	$57,721
Accounts receivable - unbilled	110,443	129,488	128,489
Allowance for doubtful accounts	(4,961)	(4,337)	(4,342)
Accounts receivable - net	$166,537	$180,337	$181,868

The changes in the Company’s allowance for doubtful accounts as of December 31, 2015, 2016 and 2017 and as of March 30, 2018, were as follows (in thousands):

Balance at December 31, 2015	$4,810
Charged to costs and expenses	424
Deductions	(273)
Balance at December 31, 2016	4,961
Charged to costs and expenses	174
Deductions	(798)
Balance at December 31, 2017	4,337
Charged to costs and expenses	31
Deductions	(26)
Balance at March 30, 2018 (unaudited)	$4,342

Unbilled amounts represent revenues for which billings have not been presented to customers at period end. The Company includes in current accounts receivable certain unbilled amounts which may extend beyond one year. Long‑term unbilled includes receivables related to retainage, holdbacks and long‑term rate settlements to be billed at contract closeout of $4.4 million, $3.6 million, and $3.7 million, as of December 31, 2016 and 2017, and March 30, 2018, respectively.

As of December 31, 2016 and 2017, and March 30, 2018, the Company had $15.6 million, $25.6 million, and $27.7 million, respectively, within accounts receivable related to projects with OPM.

7. Prepaid and Other Current Assets

Prepaid and other current assets consisted of the following components (in thousands):

	As of December 31,		As of March 30,
	2016	2017	2018
			(Unaudited)
Taxes receivable	$6,382	$—	$—
Prepaid insurance	1,294	231	1,063
Prepaid software	3,760	2,812	4,828
Prepaid rent	2,656	2,445	2,510
Prepaid advisory fee	2,417	2,417	1,667
Tax indemnification asset	—	2,100	2,117
Inventory	1,595	1,773	1,686
Other	968	1,208	1,599
	$19,072	$12,986	$15,470

The tax indemnification asset has an offsetting liability recorded against the asset. Since the case was partially settled in 2017 with the expected final settlement within 12 months, the remaining tax indemnification asset was reclassified from other long-term to other current assets as of December 31, 2017. See “Note 16 - Income Taxes” for a further description of the tax indemnification asset and liability.

8. Other Long‑term Assets

Other long‑term assets consisted of the following components (in thousands):

	As of December 31,		As of March 30,
	2016	2017	2018
			(Unaudited)
Deferred compensation and non‑qualified savings plans	$25,002	$23,717	$24,014
Non‑qualified and qualified pension plans	2,751	8,629	8,710
Tax indemnification asset	14,011	—	—
Deferred indirect costs, net of current	9,252	4,644	3,465
Deferred tax asset	952	360	360
Security deposits	3,148	2,431	2,431
Investment in joint venture	—	2,237	1,917
Deferred revolver fees	622	980	886
Deferred rent subleases	1,029	952	884
Interest rate Swap	—	—	872
Other	1,123	685	845
	$57,890	$44,635	$44,384

Deferred compensation and non‑qualified savings plans represent assets controlled by the Company to support the Company’s deferred compensation and non‑qualified savings plans. These assets are classified as available‑for‑sale securities. The Company records unrealized gains and losses as a component of other comprehensive income (loss) within the statements of comprehensive income (loss) and as a separate component of stockholder’s equity. Realized gains or losses on available‑for‑sale securities are determined using the specific identification method and the Company includes net realized gains and losses in other income (expense) within the statements of operations. At each balance sheet date, the Company assesses available‑for‑sale securities in an unrealized loss position to determine whether the unrealized loss is other‑than‑temporary. The Company considers factors including the significance of the decline in value compared to the cost basis, underlying factors contributing to a decline in the prices of securities in a single asset class, the length of time during which the market value of the security has been less than its cost basis, the security’s relative performance versus its peers, sector or asset class, expected market volatility and the market and economy in general.

The Company also evaluates whether it is more likely than not that it will be required to sell a security prior to recovery of its fair value. An impairment loss is recognized at the time the Company determines that a decline in the fair value below its cost basis is other than temporary. There were no unrealized losses at December 31, 2015, 2016, 2017 or three months ended March 30, 2018 that the Company determined to be other than temporary. The Company records the obligation associated with these plans in other long‑term liabilities. Refer to “Note 12 - Other Long‑Term Liabilities.”

Non-qualified and qualified pension plans include the non-qualified defined benefit pension plan and the qualified retiree medical plan. For the year ended December 31, 2016, the retiree medical plan had a net liability and was reflected in the accrued pension and other post retirement liabilities section of our combined balance sheets. For the year ending December 31, 2017 and three months ended March 30, 2018 the retiree medical plan had a net asset as compared to the net liability in 2016, which resulted in it being reflected as a long term asset. Refer to “Note 19 - Postretirement Benefits” for further discussion on the retiree medical plan. The tax indemnification asset has an offsetting liability recorded against it in 2016. Refer to “Note 12 - Other Long‑Term Liabilities” and “Note 16 - Income Taxes” for a further description of the tax indemnification asset and liability. Refer to “Note 5 - Deferred Costs” for deferred indirect costs.

9. Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following (in thousands):

	As of December 31,		As of March 30,
	2016	2017	2018
			(Unaudited)
Vendor payables	$46,799	$48,329	$49,334
Accrued expenses	16,753	32,004	32,791
Total accounts payable and accrued expenses	$63,552	$80,333	$82,125

Vendor payables consist of all invoices received but not yet paid by the Company. Accrued expenses include direct and indirect contract accruals.

10. Accrued Compensation and Benefits

Accrued compensation and benefits consisted of the following (in thousands):

	As of December 31,		As of March 30,
	2016	2017	2018
			(Unaudited)
Paid time off	$30,421	$28,956	$31,317
Accrued payroll and payroll taxes	25,697	26,213	15,619
Incentive bonus plan	16,142	16,829	5,059
Share based compensation liability	6,600	10,216	10,493
Other	721	146	435
Total accrued compensation and benefits	$79,581	$82,360	$62,923

The Company offers paid time off as a benefit to its employees, ranging from 2 to 4 weeks per year based on tenure. Accrued payroll and taxes reflect accruals for amounts to be paid in the next pay period. Share‑based compensation liability awards are offered to certain executive officers; refer to “Note 21 - Share‑Based Compensation” for additional details. Incentive bonus plans are offered to certain members of management and are based upon the Company’s financial performance and individual performance.

11. Other Current Liabilities

Other current liabilities consisted of the following (in thousands):

	As of December 31,		As of March 30,
	2016	2017	2018
			(Unaudited)
Billings in excess of costs incurred	$9,389	$11,531	$11,614
Lease abandonment	4,460	1,906	1,778
Self‑insurance liability	2,988	2,398	2,366
Tax indemnification liability	—	2,100	2,117
Contract reserves	7,024	5,646	5,591
Accrued interest	1,255	3,562	3,369
Deferred rent	1,818	1,710	1,444
Management advisory fees	1,705	1,408	1,808
Interest rate swap	668	678	238
Taxes payable	800	2,745	5,446
Other	2,411	3,753	4,759
	$32,518	$37,437	$40,530

Billings in excess of costs incurred are advanced payments received by the Company for contracts that we account for on a percentage‑of‑completion basis, contracts that include customer acceptance provisions, and for indirect rate variances. Contract reserves include reserves related to specific contracts and reserves against open indirect cost audits. Self‑insurance liability includes health benefits and also prescription drug and dental benefits. The Company records an incurred but unreported claim liability for self‑funded plans based on an actuarial valuation. The tax indemnification liability has a corresponding offsetting asset recorded against it. Refer to footnote “Note 7 - Prepaid and Other Current Assets”. Since the case was partially settled in 2017 with the expected final settlement within 12 months, the remaining tax indemnification liability was reclassified from other long-term to other current liabilities as of December 31, 2017. Refer to footnote “Note 16 - Income Taxes” for further discussion on the tax indemnification liability and asset.

12. Other Long‑term Liabilities

Other long‑term liabilities consisted of the following (in thousands):

	As of December 31,		As of March 30,
	2016	2017	2018
			(Unaudited)
Deferred income tax liability	$30,067	$13,793	$14,283
Deferred compensation and non‑qualified savings plans	21,549	24,379	24,704
Tax indemnification liability	14,011	—	—
Deferred rent	9,539	9,447	9,188
Lease abandonment liability	5,867	3,244	2,756
Interest rate swap	1,316	59	—
Other	1,911	2,655	2,393
	$84,260	$53,577	$53,324

The tax indemnification liability has an offsetting asset recorded against it. Most of the tax indemnification liability was released in the year ended December 31, 2017 with no impact to our statement of operations, and the remaining balance was reclassified to other current liabilities. Refer to “Note 11 -Other current liabilities” and “Note 16 - Income Taxes” for more details on the tax indemnification liability. Refer to “Note 18 - Long‑term Debt and Interest Rate Swap” for a discussion of the Company’s interest rate swap arrangements; “Note 4 - Lease Abandonment Liability” for documentation on the Company’s various onerous leases; and “Note 16 - Income Taxes” for the Company’s income tax and deferred tax liability disclosure. Refer to “Note 17 - Fair Value Measurements” for documentation of the measurement of the fair value of deferred compensation plans and non‑qualified savings plans.

13. Property, Equipment and Capitalized Software

Property, equipment and capitalized software consisted of the following components (in thousands):

	As of December 31,		As of March 30,
	2016	2017	2018
			(Unaudited)
Leasehold improvements	$26,010	$28,433	$29,791
Computer equipment	24,809	31,147	34,282
Software	18,471	19,425	19,744
Furniture and fixtures	8,091	8,320	8,375
Machinery and equipment	2,625	2,625	2,625
Land	1,780	1,780	1,780
Other equipment	1,040	1,375	1,500
Construction in progress	4,204	5,347	1,374
Total	87,030	98,452	99,471
Less accumulated depreciation and amortization	(51,864)	(62,601)	(65,328)
Property, equipment, and capitalized software	$35,166	$35,851	$34,143

Property and equipment are recorded at cost, and the balances are presented net of accumulated depreciation. The cost of software purchased or internally developed is capitalized, as appropriate.

Depreciation is calculated using the straight‑line method over the estimated useful lives of the assets. Maintenance and repairs are charged to expense as incurred. Depreciation expense was $10.8 million, $11.4 million, and $11.5 million for the years ended December 31, 2015, 2016 and 2017, respectively. Depreciation and amortization expense for the three months ended March 31, 2017 and March 30, 2018 was $3.0 million and $2.8 million, respectively.

14. Goodwill

The following table summarizes the changes in the carrying amount of goodwill as of December 31, 2015, 2016, 2017, and March 30, 2018 (in thousands):

Total
Balance at December 31, 2014	$396,924
Goodwill acquired	—
Balance at December 31, 2015	396,924
Goodwill acquired	—
Balance at December 31, 2016	396,924
Goodwill acquired	—
Balance at December 31, 2017	396,924
Goodwill acquired	—
Balance at March 30, 2018 (unaudited)	$396,924

Goodwill	$488,595
Accumulated impairment losses	(91,671)
Balance at December 31, 2016	$396,924

Goodwill	$488,595
Accumulated impairment losses	(91,671)
Balance at December 31, 2017	$396,924

Goodwill	$488,595
Accumulated impairment losses	(91,671)
Balance at March 30, 2018 (unaudited)	$396,924

Vencore reviews goodwill for impairment annually as of October 31 and whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Goodwill impairment review is conducted at the reporting unit level. A reporting unit is an operating segment, as defined by the segment reporting accounting standards, or a component of an operating segment. A component of an operating segment is a reporting unit if the component constitutes a business for which discrete financial information is available and is reviewed by operating segment management. The fair value of each reporting unit is compared to its net book value, including goodwill. Goodwill is considered to be impaired when the net book value of a reporting unit exceeds its estimated fair value.

Vencore uses multiple valuation approaches to determine the fair value of the reporting units which includes (1) the income approach (also referred to as a discounted cash flow or “DCF”); and (2) the market approach. Both of these approaches are affected by economic conditions related to the U.S. defense industry as well as conditions in the U.S. capital markets. Under the income approach, the DCF method is a valuation technique in which fair value is derived from forecasted future cash flow discounted at the appropriate rate of return commensurate with the risk as well as current rates of return for equity and debt capital as of the valuation date. The discount rate utilizes an estimate of the weighted average cost of capital. The market approach is a valuation technique in which the fair value is calculated based on a detailed market analysis of publicly traded companies (also referred to as the guideline public company method or “GPCM”) that provides a reasonable basis for comparison for each reporting unit. In addition to utilizing the GPCM under the market approach, we also review and consider the application of guideline transaction multiples to the financial metrics for each reporting unit, if recent comparable transactions exist.

Inherent in our development of the present value of future cash flow projections are assumptions and estimates derived from a review of our expected revenue growth rates, profit margins, business plans, and cost of capital and tax rates. We also make assumptions about future market conditions, market prices, interest rates and changes in business strategies. Changes in our assumptions or estimates could materially affect the determination of the fair value of a reporting unit and, therefore, could eliminate the excess of fair value over the carrying value of a reporting unit entirely and, in some cases, could result in impairment. Such changes in assumptions could be caused by a loss of one or more significant contracts, reductions in government spending or a decline in the demand for our services due to changing economic conditions. Given the contractual nature of our business, if we are unable to win or renew contracts, are unable to estimate and control our contract costs, fail to perform adequately to our clients’ expectations, fail to procure third‑party subcontractors or fail to secure adequate funding for our projects, our profits, revenue and growth over the long‑term would decline, and such a decline could significantly affect the fair value assessment of the reporting units and cause our goodwill to become impaired. Impairment assessments inherently involve management judgments regarding a number of assumptions such as those described above. Due to the many variables inherent in the estimation of a reporting unit’s fair value and the relative size of our recorded goodwill, differences in assumptions could have a material effect on the estimated fair value of one or more of our reporting units and could result in a goodwill impairment charge in a future period. Using the income and market approaches, Vencore determined that the fair value of its goodwill exceeded the carrying value of the related assets. Therefore, no impairment was recorded for Vencore in 2016 or 2017.

Keypoint conducts its annual impairment test as of September 30. In evaluating goodwill, Keypoint performs an assessment of qualitative factors to determine if goodwill might be impaired and whether it is necessary to perform any additional goodwill impairment testing. Keypoint performed an impairment test for the years ended December 31, 2016 and 2017 utilizing qualitative information and determined there were no changes in circumstances that would more likely than not reduce the fair value below its carrying amount. Using this method, Keypoint determined that the fair value of its goodwill exceeded the carrying value of the related assets. Therefore, no impairment was recorded for Keypoint in 2016 or 2017.

15. Purchased Intangible Assets

Intangible assets consisted of the following (in thousands):

	As of December 31, 2016
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Contracts/Customer relationships	$357,840	$(123,305)	$234,535
Backlog	25,300	(4,118)	21,182
Technology	24,900	(21,107)	3,793
Favorable leasehold interest	372	(179)	193
PhaseOne trademark	300	(290)	10
	$408,712	$(148,999)	$259,713

	As of December 31, 2017
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Contracts / customer relationships	$357,840	$(137,573)	$220,267
Backlog	25,300	(5,698)	19,602
Technology	24,900	(24,235)	665
PhaseOne trademark	300	(300)	—
	$408,340	$(167,806)	$240,534

	As of March 30, 2018 (Unaudited)
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Contracts/Customer relationships	$357,840	$(141,078)	$216,762
Backlog	25,300	(6,094)	19,206
Technology	24,900	(24,275)	625
PhaseOne trademark	300	(300)	—
	$408,340	$(171,747)	$236,593

The customer relationship (customer contract) intangible asset represents the fair value of future projected cash flows that are expected to be derived from sales of services to existing customers. The asset is primarily amortized over a period ranging from 8 to 24 years. The weighted average period of amortization for customer contracts and related customer relationships as of March 30, 2018 was 24 years, and the weighted‑average remaining period of amortization was 17 years.

Backlog represents acquired backlog resulting from business combinations and includes the funded economic value of predominantly long‑term contracts, less the amount of revenue already recognized on those contracts. The asset is being amortized over a period of 16 years and the remaining period is 12 years.

The technology intangible asset represents a suite of technological capabilities and offerings that have been acquired throughout prior years in conjunction with business combinations and are used by customers in support of their missions. Technology is amortized straight‑line over its estimated useful life of between 7 to 10 years. The weighted average period of amortization for acquired technologies as of March 30, 2018 was 7 years, and the weighted-average remaining period of amortization was 4 years.

Favorable leasehold interests with gross carrying value of $0.4 million represent the step up evaluation of QNA SSG leases booked related to the acquisition. This asset was fully amortized and written off in 2017.

PhaseOne trademark is a renewable intangible asset that was amortized on a straight‑line basis over five years.

Amortization expense for the years ended December 31, 2015, 2016 and 2017 was $25.5 million, $24.0 million and $19.2 million, respectively. Amortization expense for the three months ended March 31, 2017 and March 30, 2018 was $4.9 million and $3.9 million, respectively. We estimate that we will have the following amortization expense for the future periods indicated below as of March 30, 2018 (in thousands):

2018	$11,820
2019	14,985
2020	14,985
2021	14,985
2022	14,852
Thereafter	164,966
Total intangible assets, net	$236,593

16. Income Taxes

The Company’s (provision) benefit for income taxes consisted of the following components (in thousands):

	As of December 31,			Three Months Ended March 30,
	2015	2016	2017	2018
				(Unaudited)
Current
Federal expense	$(9,120)	$(3,257)	$(3,934)	$(2,175)
State expense	(1,833)	(1,130)	(1,416)	(486)
Total current	(10,953)	(4,387)	(5,350)	(2,661)
Deferred
Federal expense	(9,097)	(18,278)	19,777	(404)
State expense	(1,296)	(2,625)	(4,167)	(87)
Total deferred	(10,393)	(20,903)	15,610	(491)
Total (provision) benefit for income taxes	$(21,346)	$(25,290)	$10,260	$(3,152)

Our reconciliation of the 35% and 21% U.S. federal statutory income tax rate to actual income tax expense is as follows (in thousands):

	As of December 31,			Three Months Ended March 30,
	2015	2016	2017	2018
				(Unaudited)
U.S. statutory tax rate	35.0%	35.0%	35.0%	21.0%
Equity based awards	3.2	(0.2)	7.3	—
Noncash income or gain	(6.2)	—	—	—
Valuation allowance	(15.6)	(10.3)	(450.1)	(4.0)
Amortization of intangible assets	27.5	27.0	70.7	3.2
State tax expense	2.5	3.1	7.4	3.0
Uncertain tax position interest	0.9	0.9	2.1	—
Tax Cuts and Jobs Act of 2017	—	—	266.1	—
Other	0.8	0.7	2.7	0.5
Effective tax rate	48.1%	56.2%	(58.8)%	23.7%

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Act”) was signed into law making significant changes to the Internal Revenue Code. Changes include, but are not limited to, a corporate tax rate decrease from 35% to 21% effective for tax years beginning after December 31, 2017. Under U.S. GAAP, changes in tax rates and tax law are accounted for in the period of enactment and deferred tax assets and liabilities are measured at the enacted tax rate. The Company has calculated its best estimate of the impact of the Act in its year end income tax provision in accordance with its understanding of the Act and guidance available as of the date of this filing. The Company has recorded a provisional $46.4 million of reduction in net deferred tax assets related to the remeasurement of deferred tax assets and liabilities based on the rates at which they are expected to reverse. The reduction in net deferred tax assets is mostly offset by valuation allowance, with the exception of the remeasurement of deferred tax liabilities related to indefinite-lived intangibles, which resulted in $12.1 million of provisional deferred tax benefit. As part of estimating the impact of the Act the Company released a portion of its valuation allowance related to deferred tax liabilities that may be used as a source of future taxable income to realize the Company’s other deferred tax assets, resulting in a provisional deferred tax benefit of $16.5 million.

In accordance with SEC guidance, provisional amounts may be refined as a result of additional guidance from, and interpretations by, U.S. regulatory and standard-setting bodies, and changes in additional analysis. In the subsequent period, provisional amounts will be adjusted for the effects, if any, of interpretative guidance issued after December 31, 2017, by the U.S. Department of the Treasury. The effects of the 2017 Act may be subject to changes for items that were previously reported as provisional amounts, as well as any element of the 2017 Act that a provisional estimate could not be made, and such changes could be material.

The primary components of our federal and state deferred income tax assets and liabilities as of December 31, 2016 and 2017 were as follows (in thousands):

	As of December 31,		As of March 30,
	2016	2017	2018
	Noncurrent	Noncurrent	Noncurrent
			(Unaudited)
Deferred tax assets related to:
Postretirement benefit plans	$31,476	$26,355	$26,355
Property, equipment and capitalized software	2,099	1,608	1,608
Amortization of intangible assets	24,299	11,192	11,192
Accrued expenses	21,975	12,321	12,321
Other liabilities	784	204	204
Net operating loss carryforwards	105,278	86,231	86,231
Deferred compensation	4,454	2,968	2,968
Acquisition transaction costs	453	1,349	1,349
Deferred financing costs	—	506	506
Other	452	220	220
Total	191,270	142,954	142,954
Valuation allowance	(180,584)	(119,419)	(119,419)
Deferred tax assets	10,686	23,535	23,535
Deferred tax liabilities related to:
Goodwill and other intangible assets	(29,141)	(28,875)	(29,296)
Other current assets	(44)	(106)	(106)
Deferred financing costs	(798)	—	—
Accounts receivable	(3,881)	(3,510)	(3,510)
Deferred direct costs	(5,937)	(4,477)	(4,546)
Deferred tax liabilities	(39,801)	(36,968)	(37,458)
Net deferred tax assets and liabilities	$(29,115)	$(13,433)	$(13,923)

The changes in the Company’s valuation allowance as of December 31, 2016, 2017, and March 30, 2018 were as follows (in thousands):

Balance at December 31, 2015	$171,600
Increases	8,984
Balance at December 31, 2016	180,584
Decreases	(61,165)
Balance at December 31, 2017	119,419
Decreases	—
Balance at March 30, 2018 (unaudited)	$119,419

A valuation allowance is recorded against deferred tax assets when it is more likely than not that a tax benefit will not be realized. The assessment for a valuation allowance requires judgment on the part of the Company with respect to the benefits that may be realized. The Company recorded deferred tax assets as part of its purchase accounting and additional deferred tax assets in its provision for income taxes for the years ended December 31, 2015, 2016 and 2017 for the Vencore Holding Corp and Subsidiaries consolidated tax filing group. Although the Company is in a valuation allowance position, we recognize a generally consistent amount of tax provision expense related to the amortization of indefinite‑lived intangibles. It is the judgment of the Company that it is more likely than not that the tax benefit will not be realized with respect to the majority of its deferred tax assets. Accordingly, a valuation allowance in the amount of $171.6 million, $180.6 million and $119.4 million has been recorded against the deferred tax assets as of December 31, 2015, 2016 and 2017, respectively. Any future reduction relating to the purchase accounting tax valuation allowance would be recorded as an adjustment to the provision for income taxes. The Company continues to recognize a valuation allowance against the deferred tax assets of Vencore Holding Corp and Subsidiaries. There has been no change in our assessment of the reliability of our deferred tax assets.

The Company has deferred tax liabilities related to assets with indefinite useful lives, including goodwill and its trade name. The Company believes that the related temporary differences should not be used as a source of taxable income to support the realization of deferred tax assets. Accordingly, the valuation allowance recorded is an amount that results in a net deferred tax liability of $14.1 million, $26.5 million and $27.0 million at December 31, 2015, December 31, 2016 and December 31, 2017, respectively. The Company is subject to income taxes in the U.S. and various state jurisdictions.

As of December 31, 2016, the Company had federal and state net operating loss carryforwards of $260.8 million and $260.8 million, respectively. As of December 31, 2017 and March 30, 2018, the Company had federal and state net operating loss carryforwards of $321.6 million and $321.6 million, respectively. The net operating losses will begin to expire on December 31, 2030.

The Company files income tax returns under two U.S. federal income tax groups. Vencore’s subsidiaries are included in the Vencore Holding Corp and Subsidiaries consolidated income tax returns in the U.S. federal jurisdiction, and various state jurisdictions. Keypoint Government Solutions, Inc. files a separate U.S. federal income tax return and separate state income tax returns. The Company is subject to federal income tax examination for tax years 2014 through 2016, but is not currently under examination.

As of December 31, 2016, December 31, 2017 and March 30, 2018, the Company had an accrual of approximately $14.0 million, $2.1 million and $2.1 million, respectively, for tax exposures (excluding accrued interest), primarily relating to a proposed adjustment by the Internal Revenue Service relating to a compensation deduction taken in a prior tax return filed by Vencore Services and Solutions Inc.’s former owner. The 2017 reduction is related to the former owner’s settlement of the IRS position and the remaining amount is mostly related to the state tax effect of the federal government. The total amount reserved is approximately $2.1 million, which is included in other current liabilities on the accompanying consolidated balance sheet. Interest expense related to the tax exposures amounted to $0.4 million, $0.4 million, $0.4 million and $0.4 million respectively, for the years ended December 31, 2016, December 31, 2017 and the three-month periods ending March 31, 2017 and March 30, 2018. As of March 30, 2018, the Company had approximately $0.6 million in accrued interest related to unrecognized tax benefits reflected in its consolidated balance sheets. In connection with the purchase agreement relating to the purchase of Vencore Services and Solutions, Inc., the Company is indemnified against the tax obligation relating to this matter. The Company has recognized a receivable of approximately $2.1 million for the expected probable recovery under the purchase agreement, which is included in other receivables in the accompanying balance sheet.

Changes in unrecognized tax benefits were as follows (in thousands):

	As of December 31,		As of March 30,
	2016	2017	2018
			(Unaudited)
Unrecognized tax benefits beginning of year	$13,585	$14,011	$2,101
Gross increases - tax positions in prior period	426	372	17
Gross decreases - tax positions in prior period	—	(12,282)	—
Unrecognized tax benefits end of year	$14,011	$2,101	$2,118

17. Fair Value Measurements

The Company accounts for recurring and non‑recurring fair value measurements in accordance with ASC Topic 820, Fair Value Measurement (“ASC Topic 820”). ASC Topic 820 defines fair value, establishes a fair value hierarchy for assets and liabilities measured at fair value and requires expanded disclosures about fair value measurements. The ASC Topic 820 hierarchy ranks the quality of reliability of inputs, or assumptions, used in the determination of fair value and requires assets and liabilities carried at fair value to be classified and disclosed in one of the following three categories:

Level 1 - Fair value is determined by using unadjusted quoted prices that are available in active markets for identical assets and liabilities.

Level 2 - Fair value is determined by using inputs other than Level 1 quoted prices that are directly or indirectly observable. Inputs can include quoted prices for similar assets and liabilities in active markets or quoted prices for identical assets and liabilities in inactive markets. Related inputs can also include those used in valuation or other pricing models, such as interest rates and yield curves that can be corroborated by observable market data.

Level 3 - Fair value is determined by inputs that are unobservable and not corroborated by market data. Use of these inputs involves significant and subjective judgments to be made by a reporting entity - e.g., determining an appropriate adjustment to a discount factor for illiquidity associated with a given security. If a change in Level 3 inputs occurs, the resulting amount might result in a significantly higher or lower fair value measurement.

The Company evaluates financial assets and liabilities subject to fair value measurements on a recurring basis to determine the appropriate level at which to classify them each reporting period. This determination requires the Company to make subjective judgments as to the significance of inputs used in determining fair value and where such inputs lie within the ASC Topic 820 hierarchy.

Financial assets and liabilities subject to fair value measurements were as follows (in thousands):

	As of December 31, 2016
	Level 1	Level 2	Level 3
Assets
Deferred compensation and nonqualified savings plan assets:
Cash and cash equivalents	$16,490	$—	$—
Fixed income mutual funds	8,512	—	—
Total assets	$25,002	$—	$—
Liabilities
Deferred compensation and nonqualified savings plan liabilities	$21,549	$—	$—
Interest rate swap	—	1,984	—
Class B/B‑1 membership interests	—	—	6,600
Total liabilities	$21,549	$1,984	$6,600

	As of December 31, 2017
	Level 1	Level 2	Level 3
Assets
Deferred compensation and nonqualified savings plan assets:
Cash and cash equivalents	$14,331	$—	$—
Fixed income mutual funds	9,386	—	—
Total assets	$23,717	$—	$—
Liabilities
Deferred compensation and nonqualified savings plan liabilities	$24,379	$—	$—
Interest rate swap	—	737	—
Class B/B‑1 membership interests	—	—	10,216
Total liabilities	$24,379	$737	$10,216

	As of March 30, 2018 (unaudited)
	Level 1	Level 2	Level 3
Assets
Deferred compensation and nonqualified savings plan assets:
Cash and cash equivalents	$14,857	$—	$—
Fixed income mutual funds	9,156	—	—
Interest rate swap	—	1,056	—
Total assets	$24,013	$1,056	$—
Liabilities
Deferred compensation and nonqualified savings plan liabilities	$24,704	$—	$—
Interest rate swap	—	238	—
Class B/B‑1 membership interests	—	—	10,493
Total liabilities	$24,704	$238	$10,493

The following table illustrates our Level 3 reconciliation:

	December 31, 2016 Fair Value Measurement Using Significant Unobservable Inputs (Level 3)
	Balance as of January 1, 2016	Net changes in valuation	Transfers in/or out of level 3	Balance as of December 31, 2016
Class B/B 1 membership interest	$6,819	$(219)	$—	$6,600
Total	$6,819	$(219)	$—	$6,600

	December 31, 2017 Fair Value Measurement Using Significant Unobservable Inputs (Level 3)
	Balance as of January 1, 2017	Net changes in valuation	Transfers in/or out of level 3	Balance as of December 31, 2017
Class B/B 1 membership interest	$6,600	$3,616	$—	$10,216
Total	$6,600	$3,616	$—	$10,216

	March 30, 2018 Fair Value Measurement Using Significant Unobservable Inputs (Level 3)
	Balance as of January 1, 2018	Net changes in valuation	Transfers in/or out of level 3	Balance as of March 30, 2018
	(Unaudited)
Class B/B 1 membership interest	$10,216	$277	$—	$10,493
Total	$10,216	$277	$—	$10,493

The Company’s Level 1 securities primarily consist of restricted cash and cash equivalents and fixed income mutual funds that support the Company’s nonqualified defined benefit pension plan. All assets measured at fair value represent investments classified as available‑for‑sale securities held in a separate trust to fund our deferred compensation and nonqualified savings plans and are recorded in other long‑term assets on our combined balance sheets. The Company also has Level 1 deferred compensation and nonqualified savings plan liabilities. The Company determines the estimated fair value for its Level 1 securities using quoted (unadjusted) prices for identical assets or liabilities in active markets.

Level 2 interest rate swaps are fair valued based on quoted market prices for similar instruments and then adjusted to account for the Company’s nonperforming risk in accordance with ASC Topic 820.

The Company’s Level 3 securities include Class B/B‑1 membership interests, representing the fair value of Vencore’s liability‑based equity awards at year end. The Class B/B‑1 membership interests are valued based on a model that includes significant unobservable inputs that cannot be corroborated using verifiable observable market data. The Company estimates the fair value of the Class B/B‑1 membership interests using the Option‑Pricing Method. The Option‑Pricing method considers preferred and ordinary shares as call options on the total shareholders’ equity value, giving consideration to the rights and preferences of each class of equity. Significant assumptions include volatility, risk free interest rate and a discount for lack of marketability. A volatility factor of 51.9%, a risk‑free interest rate of 1.31% and a discount for lack of marketability of 34.0% were used in the December 31, 2015 fair value determination. A volatility factor of 84.1%, a risk‑free interest rate of 0.85%, and a discount for lack of marketability of 33.0% were used in the December 31, 2016 fair value determination. A volatility factor of 74.8%, a risk‑free interest rate of 1.39% and a discount for lack of marketability of 21.0% were used in the December 31, 2017 fair value determination. Refer to “Note 21 - Share‑based Compensation.” Gains and losses that are incurred during the period for our Level 3 securities are recorded within the General and administrative expenses within the statements of operations.

For all periods presented, we did not have any transfers of assets or liabilities between levels of the fair value hierarchy.

In addition to the financial instruments listed in the table above, we hold other instruments, including cash, receivables, accounts payable, and debt. The carrying amounts for cash, receivables, and accounts payable approximated their fair values.

The carrying value of debt of $878.2 million, $971.0 million and $969.0 million as of December 31, 2016, 2017 and March 30, 2018, respectively, was recorded at amortized cost. The estimated fair value of long‑term debt as of December 31, 2016, 2017, and March 30, 2018 was $907.1 million, $993.8 million and $985.8 million, respectively. The fair value of the Vencore term loans was determined using indicative broker quotes and comparisons to companies with similar characteristics. The fair values were estimated based on quoted market prices of debt and comparison to companies with terms and due dates similar to our long‑term debt instruments. We determined the fair value of Vencore’s long‑term debt using Level 2 inputs in which fair value is generally estimated based on quoted market prices for identical or similar instruments. The fair value of Keypoint loans was determined to be the same as the carrying value.

18. Long‑term Debt and Interest Rate Swap

The Company’s total outstanding indebtedness at December 31, 2016, 2017 and March 30, 2018 consisted of the following (in thousands):

	As of December 31, 2016		As of December 31, 2017		As of March 30, 2018 (unaudited)
	Interest Rate	Outstanding Balance	Interest Rate	Outstanding Balance	Interest Rate	Outstanding Balance
UBS First Lien	5.75%	$547,928	6.08%	$542,137	6.44%	$540,689
Cortland First Lien	—%	—	7.35%	206,938	7.73%	204,250
UBS Second Lien	9.75%	244,200	10.08%	244,200	10.44%	244,200
UBS / B1 loans	7.75%	113,559		—		—
Discount		(21,970)		(16,770)		(15,071)
Deferred financing		(5,493)		(5,489)		(5,070)
Current portion		(18,244)		(23,338)		(23,338)
Long‑term debt, net of current portion		$859,980		$947,678		$945,660

Scheduled maturities of long‑term debt as of March 30, 2018 were as follows (in thousands):

Years ending December 31,
2018	$19,202
2019	548,362
2020	265,700
2021	21,500
2022	21,500
Thereafter	112,875
$989,139

UBS First and Second Lien

Senior Secured First Lien and Second Lien Credit Facilities with UBS

On May 23, 2014, Vencore and Vencore OpCo entered into a first lien credit facility with UBS, which was amended on June 17, 2016 (as amended, the “First Lien”) to include a term loan increase of $181.9 million. The First Lien was borrowed to help fund the retirement of the Senior Subordinated Notes and to pay dividends to Class A members. Cash dividends of $183.0 million paid represented a liquidating dividend. The First Lien consists of a term loan of $550.8 million due on November 23, 2019 and an available revolving credit facility of up to $50.0 million that expires May 23, 2019, of which $10.0 million may be used as letters of credit. The First Lien is secured by substantially all of Vencore’s assets. The obligations of Vencore OpCo under the First Lien are guaranteed by Vencore and each of Vencore OpCo’s subsidiaries (other than foreign subsidiaries, subsidiaries of foreign subsidiaries, immaterial subsidiaries, unrestricted subsidiaries and certain other subsidiaries). As of December 31, 2017 , Vencore had borrowed $0.2 million as letters of credit under the revolving credit facility. The letter of credit balance was reduced to $0.1 million as of March 30, 2018. The amount available under the revolving credit facility may be utilized to fund working capital or for other general corporate purposes. Vencore is required to pay a commitment fee of 0.375% per annum, in respect of the unutilized revolving credit commitments. The revolving credit facility is secured and guaranteed on the same basis as the First and Second Lien loans. The original first lien credit facility included a delayed draw term loan of up to $50.0 million which was reduced in 2014 to $25.0 million. On June 9, 2015, Vencore terminated its delayed draw term loan of $25.0 million and transferred $9.6 million to its borrowings under the First Lien after the settlement of the contingent liability in the amount of $9.6 million on the QNA SSG acquisition.

Borrowings under the First Lien bear interest at a rate equal to the Eurodollar base rate, as defined in the credit agreement (with a minimum of 1%), plus an applicable margin of 4.75%. The term loan is scheduled to be repaid in 6 remaining quarterly installments of $1.4 million with the balance due on November 23, 2019. The term loan is subject to mandatory prepayment requirements as follows: (i) if any indebtedness shall be issued or incurred by Vencore OpCo, any of its parent companies and their respective subsidiaries (defined as “Group Member” below), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied promptly toward the prepayment of the term loan; (ii) if on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied promptly toward the prepayment of the term loan; and (iii) if for any fiscal year of Vencore OpCo commencing with the fiscal year ending December 31, 2017, there shall be Excess Cash Flow (“ECF”), Vencore OpCo shall apply the ECF percentage of such Excess Cash Flow toward the prepayment of the term loan. Payments resulting from the annual ECF requirement are due no later than five business days after the earlier of (i) the date on which the financial statements of Vencore OpCo are required to be delivered to the lenders and (ii) the date such financial statements are actually delivered. At March 30, 2018, the current portion of $12.6 million included the $1.45 million of quarterly principal payments as well as $6.8 million of ECF to be made in April 2018. No payments were due to the lenders in 2017 with respect to the annual ECF requirement for the year ended December 31, 2016 based on the First Lien agreement. Since the excess cash flow requirement is based on annual cash flow, it is not possible to estimate the amount, if any, that would become payable in subsequent years, subject to any submission in advance of the quarter ending deadlines.

On May 23, 2014 Vencore and Vencore OpCo entered into a second lien credit facility with UBS which included an original term loan of $115.0 million due on May 23, 2020. Pursuant to an amendment on June 17, 2016 (as amended, the “Second Lien”), Vencore increased the term loan by $129.2 million. Borrowings under the Second Lien bear interest at a rate equal to the Eurodollar base rate, as defined in the credit agreement (with a minimum of 1%), plus an applicable margin of 8.75%, and are repaid on a quarterly basis. The Second Lien is secured by substantially all of the Vencore’s assets. The obligations of Vencore OpCo under the Second Lien are guaranteed by Vencore and each of Vencore OpCo’s subsidiaries (other than foreign subsidiaries, subsidiaries of foreign subsidiaries, immaterial subsidiaries, unrestricted subsidiaries and certain other subsidiaries). The term loan is subject to mandatory prepayment requirements as follows: (i) if any indebtedness shall be issued or incurred by Vencore OpCo, any of its parent companies and their respective subsidiaries (defined as “Group Member” below), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied promptly toward the prepayment of the term loan; (ii) if on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied promptly toward the prepayment of the term loan; and (iii) if for any fiscal year of Vencore OpCo commencing with the fiscal year ending December 31, 2017, there shall be excess cash flow (“ECF”), Vencore OpCo shall apply the ECF percentage of such excess cash flow toward the prepayment of the term loan. Payments resulting from the annual ECF requirement are due no later than five business days after the earlier of (i) the date on the which the financial statements of Vencore OpCo are required to be delivered to the lenders and (ii) the date such financial statements are actually delivered.

In 2016, Vencore paid fees of $21.4 million to lenders and third parties to amend the original first lien and second lien credit agreements and to retire the Senior Subordinated Notes. Out of the $21.4 million, $4.8 million was expensed in the period, $0.9 million was added to the deferred financing fees balance and the remaining $15.7 million was added to the loan discount. The deferred financing fees and loan discount are being amortized over the remaining term of the debt using the effective interest rate method.

Vencore has pledged substantially all of its assets as collateral under the First Lien and Second Lien agreements. They are guaranteed, jointly and severally, by all existing and future domestic subsidiaries. The First Lien and Second Lien agreements contain a number of covenants that, among other things, limit or restrict the ability of us and our restricted subsidiaries to: (1) dispose of certain assets; (2) incur, permit or guarantee certain additional indebtedness; (3) enter into a new line of business; (4) make certain investments; (5) incur or maintain certain liens; (6) pay or modify certain terms of certain debt instruments; (7) enter into swap agreements; (8) enter into agreements containing negative pledge clauses; (9) permit restrictions on a restricted subsidiary’s ability to pay dividends, make intercompany loans or otherwise transfer assets to us or any of our restricted subsidiaries; (10) engage in certain transactions with affiliates; (11) engage in mergers or the sale of substantially all of our or our subsidiaries’ assets; (12) pay dividends or make other restricted payments; and (13) make capital expenditures. The full balance of accumulated deficit is restricted. The First Lien agreement also contains a financial covenant for the benefit of the revolving credit facility lenders that requires us to maintain a maximum first lien net leverage ratio (as defined in the First Lien agreement) when utilization of the revolving credit facility exceeds 30% of the total aggregate revolving credit facility commitments. As of December 31, 2017 and March 30, 2018, Vencore was in compliance with the required consolidated net leverage ratio (as defined in the First Lien and Second Lien agreements) of 6.50:1:00. The revolving credit facility was not in use as of December 31, 2017 and March 30, 2018. Events of default under the credit agreements include, among other things, failure to make applicable principal or interest payments when they are due, breach of certain covenants and representations or change in control. At the occurrence of such an event, the administrative agent, at the request of the lenders, may terminate the commitments and declare the outstanding principal and accrued interest thereon and all fees and other obligations to be due and payable and exercise other rights and remedies provided for in the First and Second Lien agreements. Vencore is not currently in default under any of its loan provisions under the First and Second Lien agreements.

Senior Subordinated Notes

In November 2010, Vencore and Vencore OpCo completed an offering of $175.0 million principal amount of 11.5% senior subordinated notes due November 22, 2017 (the “Senior Subordinated Notes”). Interest accrued at the fixed rate of 11.5% and was paid quarterly. The notes were unsecured obligations of Vencore and were subordinated to all existing and future senior loans including borrowings under the First and Second Liens. The Senior Subordinated Notes were guaranteed, jointly and severally, by all existing and future domestic subsidiaries. In May 2014, Vencore amended its Senior Subordinated Notes agreement and extended the maturity date to November 22, 2020 as part of the UBS debt refinancing. The Senior Subordinated Notes holders were paid 2.25 basis points, or $3.9 million, as an amendment fee, and this amount was added to the deferred financing fees balance. On June 17, 2016, Vencore paid off the outstanding Senior Subordinated Notes balance of $175.0 million with the loan proceeds from the UBS debt refinancing. The debt repayment met the requirements of and was treated as an extinguishment for accounting purposes. Accordingly, associated unamortized deferred financing fees and an unamortized discount of $3.2 million and $2.2 million, respectively, as well as a loan breakage fee of $1.7 million, were recorded as debt extinguishment expenses in the accompanying combined statements of operations.

Interest Rate Swap on Variable‑Rate Term Loan under Senior Secured Credit Facility

In July 2014, Vencore, through Vencore OpCo, entered into an interest rate swap agreement with an effective date of July 24, 2014 and a maturity date of June 30, 2018 with Royal Bank of Canada on a notional amount of $175.0 million to eliminate the variability of cash flows due to fluctuations in LIBOR interest rates. Under the terms of the swap agreement, Vencore OpCo exchanged its floating LIBOR interest rate for a fixed interest rate of 2.45% for a period of four years. In September 2016, Vencore OpCo amended its existing swap agreement which lowered the fixed interest rate to 1.325% from September 30, 2016 through June 30, 2017, and then 2.27% from June 30, 2017 through May 26, 2020. The amendment resulted in a new maturity date of May 23, 2020.

The swap was in a liability position of $2.0 million as of December 31, 2016, as stated on our combined balance sheets with $0.7 million recorded in other current liabilities (“Note 11 - Other Current Liabilities”) and $1.3 million recorded in other long‑term liabilities (“Note 12 - Other Long‑term Liabilities”). The swap was in a liability position of $0.7 million as of December 31, 2017, as stated on our combined balance sheets, with $0.6 million in other current liabilities (“Note 11 - Other Current Liabilities”) and $0.1 million recorded in other long‑term liabilities (“Note 12 - Other Long‑term Liabilities”). The swap was in an asset position of $1.1 million as of March 30, 2018 with $0.2 million recorded in other current assets and $0.9 million in other long-term assets (“Note 8 - Other Long-term Assets”). We recorded an expense of $0.1 million, and income of $2.4 million and $1.3 million in connection with the swap for the years ended December 31, 2015, 2016 and 2017, respectively, which is included in the interest expense line item in our combined statements of operations. We recorded income of $0.1 million and $1.8 million for the three months ended March 31, 2017 and March 30, 2018. Interest payments are classified as operating activities in the combined statement of cash flows.

Cortland First Lien

On April 18, 2017, Keypoint entered into the First Lien Credit Facility with a syndicate of lenders providing for the $215.0 million First Lien Term Loan and the $15.0 million Revolving Credit Facility. The First Lien Term Loan and the Revolving Credit Facility have maturity dates of April 18, 2024 and April 18, 2022, respectively. The First Lien (Amended) was borrowed to help fund the retirement of the UBS Term Loan dated October 31, 2014 and to pay cash dividends in the amount of $102.7 million.

Interest rates under the First Lien Credit Facility are based, at Keypoint’s election, on a Eurodollar rate, subject to an interest rate floor of 1%, plus an applicable margin of 6.0%. The term loan is scheduled to be repaid in 8 quarterly installments of 1.25% of the original principal amount of the term loan and the remaining 19 quarterly installments of 2.5% of the original principal amount of the term loan with the balance due April 18, 2024. Proceeds are subject to mandatory prepayment if (i) any Indebtedness shall be issued or incurred by any Group Member (excluding other than any Credit Agreement Refinancing Indebtedness), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied promptly; (ii) on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied promptly; (iii) for any Excess Cash Flow Period, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply the ECF Percentage of such Excess Cash Flow toward the prepayment of the Term Loans, pursuant to the terms of the agreement. As of March 31, 2018, KeyPoint does not expect to have a required excess cash flow payment related to 2017. The current portion of long-term debt as of March 30, 2018 represents $10.8 million of quarterly principal payments. As of March 30, 2018, Keypoint was in compliance with the Consolidated Net Leverage ratio of 5.00:1:00.

UBS/B1 Term Loan Dated October 31, 2014

On November 13, 2012, Keypoint entered into a Credit Agreement in the gross amount of $150.0 million and a revolving credit facility for borrowings up to $10.0 million. The Credit Agreement matured on November 13, 2017 and had interest at a rate of 5.0% plus the highest of: 1) base rate as established by the Administrative Agent, 2) federal funds rate plus 0.5%, 3) one month LIBOR rate plus 1% or 4) 2.25% per annum. On October 31, 2014 the Credit Agreement was amended to increase the principal amount by adding $22.0 million to the then existing debt. The base interest rate was increased from 5% to 5.5% for both the term loan and the revolving credit facility.

As of December 31, 2017 and March 30, 2018, there were no amounts outstanding on the UBS Term Loan dated November 13, 2012 and amended October 31, 2014, and the related revolver with a maturity of November 13, 2017. The outstanding balance of $109.2 million on the UBS Term Loan was repaid in full on April 18, 2017 using a portion of the proceeds from the new $215.0 million First Lien Term Loan. In conjunction with the repayment of the UBS Term Loan, Keypoint recognized a $4.3 million loss on early extinguishment related to the unamortized deferred financing costs and discount on the UBS Term Loan in “Debt extinguishment costs” in the combined statement of operations. Keypoint accounted for the debt refinancing in accordance with ASC 470-50, Modifications and Extinguishments.

19. Postretirement Plans

Defined Contribution Plans

The Company sponsors a defined contribution plan for specific employees, which consists of a 401(k) plan and a profit sharing feature that covers substantially all employees and complies with Section 401 of the Internal Revenue Code. Participants may make voluntary contributions to the plan up to the maximum amount allowable by law. The Company will match eligible employee contributions to the plan in accordance with the plan document. The Company’s contribution expense for the years ended December 31, 2015, 2016 and 2017 were $14.2 million, $21.9 million and $22.7 million, respectively. The Company’s contribution expense for the three months ended March 31, 2017 and March 30, 2018 were $6.0 million and $6.2 million, respectively. The Company’s profit sharing contribution expense for the years ended December 31, 2015, 2016 and 2017 were $1.1 million, $1.1 million and $0.9 million, respectively. The Company’s profit sharing contribution expense for the three months ended March 31, 2017 and March 30, 2018 were $0.2 million and $0.2 million, respectively.

The increase in 401(k) contributions was due to the increase in Vencore’s match as a result of changes made to the Vencore’s benefit plans in 2016. Vencore used $0.4 million from the plan forfeiture account to fund its contribution for the year ended December 31, 2016. For the year ended December 31, 2017 and three months ended March 30, 2018, Vencore did not use any forfeitures to fund its contributions.

Defined Benefit Pension Plans and Retiree Medical and Life Insurance Plans

The Company maintains and administers a defined benefit pension plan and provides certain health care benefits to eligible retirees under the retiree health and welfare plan. We will make contributions to a trust constituting a Voluntary Employees’ Beneficiary Association (“VEBA”) established to pay future benefits to eligible retirees and dependents. The Company also sponsors a nonqualified defined benefit pension plan to provide for benefits in excess of qualified plan limits. We use December 31 as the measurement date. Benefit obligations as of the end of each year reflect assumptions in effect as of those dates.

Amendments to Postretirement Plans

With the adoption of the Pension Preservation Plus (“PPP”), Vencore also amended its defined benefit plan effective May 1, 2014 as part of the PPP. Participants began accruing retirement benefits according to a new account‑based formula linked to pensionable income, age and years of service. The retirement benefits included both a pension plan account managed by the Company and a 401(k) plan with accounts managed by employees. All current legacy SI employees, as well as new hires, began to participate in the PPP effective May 1, 2014. Employees of the Company’s legacy ACS and legacy QNA SSG subsidiaries maintained their benefits under the previous retirement plans. In 2016, 2017 and 2018, Vencore paid $0.2 million, $0.6 million, and $0.5 million, respectively, for interest accrued on the PPP balance in the prior years.

Effective January 1, 2016, Vencore announced further changes to its pension and defined contribution plans. Vencore decided to commit to defined contribution plans as its primary retirement vehicle and increased the Company match contributions from 3% in 2015 to 5% in 2016. In addition, the Vencore, Inc., Vencore Services and Solutions and Vencore Labs defined contribution plans were merged during 2016. Also, the retirement plan benefits as part of the PPP were reduced to $100 per participant per year starting in 2016, and no new hires as of 2016 were to be eligible for the PPP. As a result, the defined benefit plan service cost was $0.1 million during the year ended December 31, 2016 and 2017. Keypoint’s 401(k) plan still remained at 3%.

On June 30, 2016, Vencore received a liquidation notice from Blackrock Financial Management (“BFM”), an investment manager of certain of the Company’s postretirement benefit plan assets. BFM liquidated the BlackRock Appreciation Fund IV (the “fund”) in 2017 and Vencore received $4.5 million distributions to the Qualified Defined Benefit Pension Plan with $0.4 million remaining balance to be received in 2018. This investment was designated a level 3 investment in our pension plan assets and had $4.8 million value as of December 31, 2016. In light of the fund’s liquidation, no subscriptions for participating shares in the fund will be accepted and redemptions of participating shares in the fund will be suspended.

Benefit Obligations and Funded Status

The following provides a reconciliation of the funded status of our defined benefit plans and other postretirement medical plan (in thousands):

	Qualified Defined Benefit Pension Plan		Retiree Medical Plan		Nonqualified Defined Benefit Pension Plan
	Year Ended December 31,		Year Ended December 31,		Year Ended December 31,
	2016	2017	2016	2017	2016	2017
Change in benefit obligation
Benefit obligation at the beginning of the year	$469,769	$466,783	$15,432	$12,487	$9,981	$8,247
Service cost	115	102	160	139	—	—
Interest cost	18,057	17,923	517	436	380	322
Participants’ contributions	—	—	699	660	—	—
Benefits paid	(13,887)	(20,682)	(939)	(1,166)	(368)	(388)
Actuarial losses (gains)	11,574	42,173	(981)	(5,414)	469	1,379
Amendments, settlements and curtailments	(18,845)	—	(2,401)	—	(2,215)	—
Projected benefit obligation at end of year	466,783	506,299	12,487	7,142	8,247	9,560
Change in plan assets
Fair value of plan assets at beginning of year	395,220	392,927	11,420	12,174	—	—
Actual return on plan assets	30,439	39,618	654	1,531	—	—
Benefits paid	(13,887)	(20,682)	(693)	(871)	—	—
Employer contributions	—	—	340	—	—	—
Plan participants’ contributions	—	—	619	660	—	—
Settlement accounting	(18,845)	—	—	—	—	—
Fair value of plan assets at end of year (a)	392,927	411,863	12,340	13,494	-(a)	-(a)
Claims payable from VEBA	—	—	(166)	(295)	—	—
Fair value of plan assets at end of year adjusted for claims payable	392,927	411,863	12,174	13,199	—	—
Unfunded (funded) status of the plans	$73,856	$94,436	$313	$(6,057)	$8,247	$9,560
Amounts recognized in the balance sheet
Current postretirement benefit liabilities(b)	$—	$—	$—	$—	$(452)	$(412)
Noncurrent postretirement benefit (liabilities) assets	—	—	(313)	6,057	(7,795)	(9,148)
Noncurrent pension liabilities	(73,856)	(94,436)	—	—	—	—
Accumulated other comprehensive income (pretax) related to:
Net actuarial losses (gains)	$67,684	$92,252	$(3,180)	$(9,376)	$(494)	$886
Prior service (credit) cost	(30,575)	(25,760)	(2,401)	(2,049)	(9)	—

(a)
As of December 31, 2016 and 2017, the Company had assets of $2.8 million and $2.6 million, respectively, related to the nonqualified defined benefit pension plans held within a rabbi trust. Therefore, they represent assets of the Company and are not offset against the projected benefit obligations. These assets are recorded in other long‑term assets in our combined balance sheets.

(b)	These current liabilities are recorded in other current liabilities in our combined balance sheets as of December 31, 2016 and 2017.

The qualified defined benefit pension plan was amended to provide an offer to terminated vested participants during the period from September 19, 2016 to October 28, 2016 to elect a lump sum payment. The lump sum of $18.8 million was paid on December 1, 2016 and the liability on the balance sheet was reduced accordingly. There were no amendments to the plan in 2017.

The unrecognized amounts recorded in accumulated other comprehensive (loss) income will subsequently be recognized as an expense consistent with our historical accounting policy for amortizing those amounts. Actuarial gains and losses incurred in future periods and not recognized as expense in those periods will be recognized as increases or decreases in other comprehensive (loss) income, net of tax. As they are subsequently recognized as a component of expense, the amounts recorded in other comprehensive (loss) income in prior periods are adjusted.

The following postretirement benefit plan amounts were included as adjustments to other comprehensive (loss) income, net of tax, during the years ended December 31, 2015, 2016, 2017 and three months ended March 31, 2017 and March 30, 2018. The amounts relate primarily to our qualified defined benefit plan. The amounts listed under “Realized but Not Recognized” reflect (a) actuarial losses or gains due to differences between actual experience and the actuarial assumptions, which occurred during 2015, 2016, and 2017, and were recognized as a component of other comprehensive (loss) income at the end of the year, and (b) prior service cost or credit due to plan amendments (amounts in thousands):

	Year Ended December 31,			Three Months Ended
	2015	2016	2017	March 31, 2017	March 30, 2018
Realized but not recognized				(Unaudited)
Actuarial losses and (gains)	$9,724	$2,813	$22,328	$—	$—
Prior Service cost/(Credit)	—	(2,401)	—	—	—
Recognition of previously deferred amounts
Actuarial gains and (losses)	(1,685)	(1,979)	(2,577)	(638)	(1,149)
Prior Service Credit	4,763	4,815	5,177	1,294	1,294

The Company expects $4.8 million of actuarial gains and losses related to the qualified and nonqualified defined benefit pension plans included in accumulated other comprehensive income at the end of 2017 to be recognized in net pension costs during 2018. The unrecognized actuarial gains and losses related to the retiree medical plan included in accumulated other comprehensive loss at the end of 2017 are expected to be recognized in the net pension costs during 2018. The actuarial gains and (losses) and prior service costs/(credit) from previously deferred amounts are recorded in the Gain on pension plan within the combined statements of operations.

Net Pension and Postretirement Benefit Costs

The net pension cost and the net postretirement benefit cost included the following components (in thousands):

	Year Ended December 31,			Three Months Ended
	2015	2016	2017	March 31, 2017	March 30, 2018
Qualified defined benefit pension plan				(Unaudited)
Service cost	$9,953	$115	$102	$25	$28
Interest cost	20,326	18,057	17,923	4,476	4,344
Expected return on plan assets	(29,425)	(25,011)	(24,836)	(6,208)	(6,513)
Amortization of net loss/(gain)	1,686	2,188	2,824	700	1,389
Amortization of prior service (credit)	(4,815)	(4,815)	(4,815)	(1,204)	(1,204)
Amendments, settlements and curtailments expense	—	2,733	—	—	—
Total net pension expense	$(2,275)	$(6,733)	$(8,802)	$(2,211)	$(1,956)
Retiree medical plan
Service cost	$226	$160	$139	$35	$13
Interest cost	656	517	436	109	57
Expected return on plan assets	(542)	(473)	(505)	(126)	(151)
Amortization of net (gain)/loss	—	(206)	(245)	(61)	(245)
Amortization of prior service cost	—	—	(351)	(88)	(88)
Total net pension expense (benefit)	$340	$(2)	$(526)	$(131)	$(414)
Nonqualified defined benefit pension plans
Service cost	$216	$—	$—	$—	$—
Interest cost	429	380	322	81	79
Settlement and curtailment expense	—	(92)	—	—	—
Amortization of net (gain)/loss	(1)	(4)	(2)	(1)	5
Amortization of prior service cost	52	—	(10)	(2)	(2)
Total net pension expense	$696	$284	$310	$78	$82

Service cost is reported as cost of revenue and the other components of total net pension expense are reported as Other, net in the Combined Statements of Operations.

Actuarial Assumptions

The actuarial assumptions used to determine the benefit obligations at December 31, 2016 and 2017 related to our postretirement benefit plans were as follows:

	As of December 31,
	2016	2017
Defined benefit pension plans
Discount rate	4.48%	3.81%
Retiree medical plan
Discount Rate	4.31%	3.69%

The rate of increase in future compensation levels is not applicable to the retiree medical plan. The actuarial assumptions used to determine the net expense related to our postretirement benefit plans in 2016 and 2017 were as follows:

	As of December 31,
	2016	2017
Defined benefit pension plans
Discount rate	4.67%	4.45%
Expected long‑term rate of return on assets(a)	6.5%	6.5%
Retiree medical plan
Discount rate	4.54%	4.31%
Expected long‑term rate of return on assets	6.5%	6.5%

(a)	The expected long‑term rate of return on assets does not apply to the nonqualified defined benefit pension plans as they are unfunded.

The long‑term rate of return assumption represents the expected average rate of earnings on the funds invested or to be invested to provide for the benefits included in the benefit obligations. That assumption is based on several factors including historical market index returns, the anticipated long‑term asset allocation of plan assets, the historical return data, plan expenses, and the potential to outperform market index returns. For the year ended December 31, 2016 and 2017, the Company used an expected long‑term rate of return assumption of 6.50% for its defined benefit pension and retiree medical plans. This expected rate of return reflects the asset allocation of the plans, and is based primarily on broad, publicly traded equity and fixed income indices and forward‑looking estimates of active portfolio and investment management.

The rate of increase in future compensation levels is not applicable to the retiree medical plan or defined pension plan. The medical trend assumption is not applicable as the Company provided retiree health benefits are capped over and under age 65. The defined benefit plan is capped at $25 per quarter benefit per participant.

Beginning in 2016, the Company adopted the full yield curve approach to determining the interest cost component of net periodic benefit expense. Historically, this component was determined by utilizing a single weighted‑average discount rate based on a yield curve used to measure the benefit obligation at the beginning of the period. In 2016, we elected to utilize a full yield curve approach by applying the specific spot rates along the yield curve used in the determination of the benefit obligation to the relevant projected cash flows. We have made this change to provide a more precise measurement of service and interest costs by improving the correlation between the projected cash flows to the corresponding spot rates along the yield curve. This change had no impact on pension and other postretirement benefit liabilities. In 2016 and 2017, the interest cost was reduced by $3.6 million and $2.6 million, respectively.

Plan Assets

The Company has the fiduciary responsibility for making investment decisions related to the assets of our postretirement benefit plans. The objectives for the assets of the defined benefit pension and retiree medical plans are (1) to minimize the net present value of expected funding contributions; (2) to ensure there is a high probability that each plan meets or exceeds our actuarial long‑term rate of return assumptions; and (3) to diversify assets to minimize the risk of large losses. The nature and duration of benefit obligations, along with assumptions concerning asset class returns and return correlations, are considered when determining an appropriate asset allocation to achieve the investment objectives.

Investment policies and strategies governing the assets of the plans are designed to achieve investment objectives within prudent risk parameters. Risk management practices include the use of external investment managers; the maintenance of a portfolio diversified by asset class, investment approach, and security holdings; and the maintenance of sufficient liquidity to meet benefit obligations as they come due.

Pursuant to the investment policies established, the following asset allocations have been established and will be utilized for the qualified defined benefit pension plan assets in future years:

	Target Allocation 2018	Actual Allocation 2017
Asset Class
Cash	2.5%	0.9%
Equity securities	30.0%	31.0%
Fixed income	22.5%	24.8%
Real estate	10.0%	11.9%
Other	35.0%	31.4%

Contributions and Expected Benefit Payments

We generally determine funding requirements for our defined benefit pension plans in a manner consistent with the Employee Retirement Income Security Act of 1974 (“ERISA”). During the years ended December 31, 2016 and 2017, no contributions were made to our qualified defined benefit pension plan and no contributions are expected to be required in 2018 for this plan.

The following benefit payments, which reflect expected future service and receipts, are expected to be paid in the next five years and thereafter. The payments for the retiree medical plan are shown net of estimated employee contributions for the respective years. Under the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, the U.S. Government makes subsidy payments to eligible employers to offset the cost of prescription drug benefits provided to plan participants. No subsidy payments were received during the years ended December 31, 2016 and 2017 and no subsidy payments are expected to be received in the future (in thousands):

	Qualified Pension Benefits	Retiree Medical Payments	Nonqualified Pension Benefits
2018	$22,425	$395	$412
2019	22,651	414	429
2020	22,906	424	466
2021	23,202	425	505
2022	23,503	440	574
Years 2023 ‑ 2027	132,951	2,275	2,850

Fair Value Measurements

The rules related to accounting for postretirement benefit plans under U.S. GAAP require certain fair value disclosures related to postretirement benefit plan assets, even though those assets are not included on our combined balance sheets. The following table presents the fair value of the assets (in thousands) of our plans by asset category and their level within the fair value hierarchy, which has three levels based on the reliability of the inputs used to determine fair value. Level 1 refers to fair values determined based on quoted prices in active markets for identical assets, Level 2 refers to fair values estimated using significant other observable inputs and Level 3 includes fair values estimated using significant unobservable inputs. Certain other investments are measured at fair value using their NAV per share and do not have readily determined values and are thus not subject to leveling in the fair value hierarchy. As of December 31, 2017 and 2016, there were no investments expected to be sold at a value materially different than NAV. The NAV is the total value of the fund divided by the number of shares outstanding (in thousands):

	As of December 31, 2016
	Level 1	Level 2	Level 3	Total
Investments measured at fair value
Cash and cash equivalents	$12,043	$—	$—	$12,043
Equity funds	19,390	—	—	19,390
Fixed income	19	22,364	—	22,383
Real estate funds	—	—	47,102	47,102
Hedge funds	—	—	33,878	33,878
Total investments measured at fair value	$31,452	$22,364	$80,980	$134,796
Investments measured at NAV
Cash and cash equivalents				$1,544
Equity funds				111,225
Fixed income				41,607
Corporate funds				1,500
Hedge funds				117,346
Total investments measured at NAV				273,222
Total investments				$408,018

	As of December 31, 2017
	Level 1	Level 2	Level 3	Total
Investments measured at fair value
Cash and cash equivalents	$4,562	$—	$—	$4,562
Equity funds	22,341	—	—	22,341
Fixed income	31	19,146	—	19,177
Real estate funds	—	—	48,756	48,756
Hedge funds	—	—	30,384	30,384
Total investments measured at fair value	$26,934	$19,146	$79,140	$125,220
Investments measured at NAV
Cash and cash equivalents				$1,540
Equity funds				128,147
Fixed income				53,311
Corporate funds				1,653
Hedge funds				118,058
Total investments measured at NAV				302,709
Total investments				$427,929

The following table illustrates our Level 3 reconciliation (in thousands):

2016 Fair Value Measurement Using Significant Unobservable Inputs (Level 3)

	Balance at January 1, 2016	Actual Return on Plan Assets	Purchases, Sales and Settlements Net	Balance at December 31, 2016
Real Estate Funds	$24,732	$2,370	$20,000	$47,102
Hedge Funds	23,194	882	9,802	33,878
	$47,926	$3,252	$29,802	$80,980

2017 Fair Value Measurement Using Significant Unobservable Inputs (Level 3)

	Balance at January 1, 2017	Actual Return on Plan Assets	Purchases, Sales, and Settlements Net	Balance at December 31, 2017
Real Estate Funds	$47,102	$2,106	$(452)	$48,756
Hedge Funds (a)	29,053	1,331	—	30,384
	$76,155	$3,437	$(452)	$79,140

(a)	In 2016, the Blackrock investement which was part of the Hedge Funds was fair valued using level 3 inputs. In 2017, this investment was liquidated and measured at NAV.

Valuation Techniques

Cash equivalents are mostly comprised of short‑term money‑market instruments and are valued at cost, which approximates fair value.

The equity funds, fixed income and corporate funds categorized as Level 1 are traded on active exchanges and are valued at their closing prices on the last trading day of the year.

The equity, fixed income and hedge funds categorized as Level 2 are hedge funds that have a concentration of investments in international equities.

The real estate and hedge funds categorized as Level 3 are valued using NAV and nominal methods based on valuation models that include significant unobservable inputs and cannot be corroborated using verifiable observable market data. Use of these inputs involves significant and subjective judgments to be made by a reporting entity. If a change in Level 3 inputs occur, the resulting amount might result in a significantly higher or lower fair value measurement. Valuations for hedge funds are valued by independent administrators. Depending on the nature of the assets, the general partners or independent administrators use both the income and market approaches in their models. The market approach consists of analyzing market transactions for comparable assets while the income approach uses earnings or the net present value of estimated future cash flows adjusted for liquidity and other risk factors. Investments in hedge funds have no discernible concentration in nature of risk.

Comprehensive (Loss) Income

Comprehensive (loss) income and its components are presented in the combined statements of comprehensive loss. Accumulated other comprehensive (loss) income consisted of the following as of December 31, 2016, 2017, and three months ended March 30, 2018 (in thousands):

	Year Ended December 31, 2016
	Before Tax Amount	Tax Expense	Net of Tax Amount
Pension and other postretirement benefit plans
Unrecognized losses (1)	$(31,025)	$(28,615)	$(59,640)
Available for sale securities:
Unrecognized gains (1)	919	(24)	895
	$(30,106)	$(28,639)	$(58,745)

	Year Ended December 31, 2017
	Before Tax Amount	Tax Expense	Net of Tax Amount
Pension and other postretirement benefit plans
Unrecognized losses (1)	$(55,953)	$(28,615)	$(84,568)
Available for sale securities:
Unrecognized gains (1)	1,509	(24)	1,485
	$(54,444)	$(28,639)	$(83,083)

	Three Months Ended March 30, 2018 (Unaudited)
	Before Tax Amount	Tax Expense	Net of Tax Amount
Pension and other postretirement benefit plans
Unrecognized losses (1)	$(56,098)	$(28,615)	$(84,713)
Available for sale securities:
Unrecognized gains (1)	1,219	(24)	1,195
	$(54,879)	$(28,639)	$(83,518)

(1)	Due to inter‑period allocation and the Company’s full valuation allowance, 2016, 2017 and March 30, 2018 tax expense amounts are presented in gross.

20. Commitments and Contingencies

Capital Leases

Capitalized lease liabilities represent obligations due under capital leases for the use of equipment. The gross amounts of assets recorded under capital leases was $1.7 million with accumulated amortization of $0.5 million as of December 31, 2016, $3.7 million with accumulated amortization of $1.3 million as of December 31, 2017 and $3.8 million with accumulated amortization of $1.6 million as of March 30, 2018. As of December 31, 2016, the Company reported $0.6 million in other current liabilities and $0.6 million in other long‑term liabilities. As of December 31, 2017, the Company reported $1.0 million in other current liabilities and $1.3 million in other long‑term liabilities. As of March 30, 2018, the Company reported $1.0 million in other current liabilities and $1.1 million in other long-term liabilities.

The future minimum lease payments required to be made under the capital leases as of March 30, 2018 are as follows (in thousands):

Years ending December 31,
2018	$932
2019	965
2020	535
2021	9
Total payments	2,441
Less amount representing interest	(202)
Executory costs	(135)
Present value of future lease payments	2,104
Current portion	1,040
Net of current portion	$1,064

The amortization expense recorded for capital leases were $0.1 million, $0.5 million and $0.9 million for the years ended December 31, 2015, 2016 and 2017 and $0.3 million and $0.3 million for the three months ended March 31, 2017 and March 30, 2018, respectively.

Operating Leases

The Company has operating leases for certain facilities. Rent expense was approximately $33.1 million, $30.2 million and $26.8 million for the years ended December 31, 2015, 2016 and 2017, respectively. Rent expense was approximately $7.3 million and $6.3 million the three months ended March 31, 2017 and March 30, 2018, respectively The Company also recognized sublease income under operating leases in the amount $2.4 million, $2.8 million and $2.7 million for the years ended December 31, 2015, 2016 and 2017, respectively. Sublease income under operating leases was recognized in the amount of $0.7 million and $0.7 million for the three months ended March 31, 2017 and March 30, 2018, respectively.

Minimum future lease payments as of March 30, 2018 for all operating leases were as follows (in thousands):

	Lease Payments	Sublease Income	Net Lease Payment
Years ending December 31,
2018	$18,550	$1,489	$17,061
2019	24,091	1,770	22,321
2020	22,568	1,313	21,255
2021	11,564	—	11,564
2022	9,904	—	9,904
Thereafter	3,979	—	3,979
	$90,656	$4,572	$86,084

Other

From time to time, the Company may be subject to various litigation and related matters arising in the ordinary course of business. The Company does not believe it is currently subject to any material matters where there is at least a reasonable possibility that a material loss may be incurred.

In accordance with applicable accounting guidance, the Company establishes an accrued liability when loss contingencies are both probable and estimable. In such cases, there may be an exposure to loss in excess of any amounts accrued. As a matter develops, the Company, in conjunction with any outside counsel handling the matter, evaluates on an ongoing basis whether such matter presents a loss contingency that is probable and estimable. Once the loss contingency is deemed to be both probable and estimable, the Company will establish an accrued liability and record a corresponding amount of litigation-related expense. The Company expenses professional fees associated with litigation claims and assessments as incurred.

OPM Data Breach Litigation

Keypoint has been named as a defendant in a consolidated action in the U.S. District Court for the District of Columbia related to one or more cyberattacks against OPM announced in June 2015. The action claims, among other things, that OPM violated the Privacy Act of 1974 and the Administrative Procedure Act, and that Keypoint was negligent in protecting its own systems against a cyberattack that allegedly facilitated the OPM breach. The plaintiffs purport to seek monetary damages, unspecified equitable relief, and a declaration that KeyPoint must implement certain cybersecurity measures.

Keypoint believes these claims are without merit, and intends to defend the action. Given the current stage of these matters, the range of potential loss is not probable or estimable and no accrual has been recognized as of December 31, 2016, 2017, or March 30, 2018.

In addition to the matters described above, the Company is subject to routine legal proceedings in the ordinary course of business. The Company does not believe it is currently subject to any material matters where there is at least a reasonable possibility that a material loss may be incurred.

21. Share‑based Compensation
Class B/B-1 Awards

Vencore issued membership interests to members of management from an LLC holding company in two stock based compensation plans. The two plans are the Class B and Class B-1 shares. Vencore determined that the plans should be liability classified based on the facts and circumstances noted below.

In accordance with ASC 718-10-15-4, as the interests were granted by the holding company, two levels above the reporting entity, the instruments that fall within the scope of ASC 718 should be accounted for by the company as stock-based compensation, and should be recorded as compensation cost and a corresponding liability in the company’s financial statements.

Total Class B/B‑1 Membership Interests authorized for issuance represent up to 7.4% of the aggregate Membership Interests in The SI Organization Holdings LLC. The Class B/B‑1 Membership Interests are subject to a vesting schedule, under which vesting occurs in increments of 20% on each annual anniversary of the initial grant date. Ownership with respect to the Class B/B‑1 Membership Interests becomes fully vested on the fifth anniversary of the initial grant date. Any unvested portion of Class B/B‑1 Membership Interests reverts to The SI Organization Holdings LLC in the event of forfeiture or reduction in accordance with the terms of the amended and restated limited liability company operating agreement of The SI Organization Holdings LLC. The Class B and B-1 shares are also subject to a performance condition which will be satisfied upon a change in control, upon which all awards will be fully vested. For awards that are subject to a performance condition, compensation cost will not be accrued unless it is probable that the performance condition will be achieved. Vencore has deemed that the likelihood of the occurrence of an event that results in a change in control is remote and therefore has not accrued nor recorded any compensation cost relating to the Class B and B-1 shares.

Class B/B‑1 Membership Interests have no exercise price and are not subject to expiration. Pursuant to the terms of the amended and restated limited liability company operating agreement of The SI Organization Holdings LLC, the holders of Class B/B‑1 Membership Interests are entitled to receive their respective proportional interest of all distributions made by The SI Organization Holdings LLC, provided the holders of Class A Membership Interests have received an 8.0% per annum rate of return on their invested capital. During 2015, certain members of the Company’s management were granted Class B‑1 Membership Interests in The SI Organization Holdings LLC. At December 31, 2016 and 2017, the aggregate outstanding individual grants of Class B/B‑1 Membership Interests represented approximately 5.55% of the Membership Interests in The SI Organization Holdings LLC. The holders of the Class B and B-1 shares may retain ownership upon termination of employment but the ownership is not transferrable except upon death of the holder.

As of December 31, 2015, 2016 and 2017, the non‑vested portion of Class B/B‑1 membership interests represented 46%, 25%, and 29%, respectively. As of March 30, 2018, the non-vested portion of Class B/B-1 membership interest represents 28%.

Incentive Bonus Awards

As of December 31, 2016 Vencore had share‑based compensation awards outstanding under the 2010 Incentive Bonus Plan, pursuant to The SI Organization Holdings LLC’s limited liability company agreement. Management has concluded that the incentive bonus awards are cash settled but based on the value of equity of the entity and therefore should be classified as liability share-based payment awards for purposes of accounting for stock based compensation under the guidance in ASC 718.

Under the terms of Vencore’s Incentive Bonus Plan, phantom equity awards are granted to employees, directors and consultants. These awards are subject to a vesting schedule, under which vesting occurs in increments of 20% on each annual anniversary of the initial grant date. The awards vest ratably over a 5 year period beginning on the employees’ hire date; however, vesting is accelerated upon a change in control. Ownership with respect to the phantom equity awards becomes fully vested on the fifth anniversary of the initial grant date. In March of 2016 and August 2017, certain members of the Vencore’s management were granted phantom equity awards and at December 31, 2016 and 2017, the aggregate outstanding individual grants of phantom equity awards were equivalent to approximately 0.62% and 1.85% of Class B‑1 Membership Interests in The SI Organization Holdings LLC, respectively.

Vencore recorded compensation expense (income) of $4.0 million, ($0.2) million, $3.6 million, $0.2 million and $0.3 million for the years ended December 31, 2015, 2016, 2017 and three months ended March 31, 2017 and March 30, 2018, respectively. We recorded the corresponding liability of $6.6 million, $10.2 million and $10.5 million in accrued compensation and benefits as of December 31, 2016, 2017, and three months ended March 30, 2018, respectively, on our combined balance sheets. The fair value of the awards as of December 31, 2016, 2017 and March 30, 2018 was $8.2 million, $13.6 million and $10.5 million, respectively. There were awards forfeited in 2016 and 2017, but these forfeitures have no impact on the total liability. The compensation expense related to the Membership Interests is not deductible for tax purposes.

Keypoint also has an equity based awards program. These awards are an interest percentage and allow the recipient to participate in the appreciation over the valuation of Keypoint specified in the employees’ grant letter multiplied by the recipient’s interest percentage.  The recipient has no right to any payment other than upon a change in control. Since a change in control of Keypoint (i.e., a liquidity event) is one of the conditions to vesting of the awards, no compensation expense is recognized on these units until occurrence of the liquidity event. Upon the occurrence of a change in control, Keypoint will revalue the awards and will recognize expense for them at that time. Keypoint has evaluated the awards and deemed them to be a liability classified with no fair value recorded as of December 31, 2016 and 2017 and as of March 30, 2018.

22. Related Party Transactions

Vencore pays an annual management fee to certain equity owners equal to the greater of $2.0 million or 3% of the Vencore’s Consolidated Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), as defined in the Company’s First Lien and Second Lien agreements. Vencore paid $3.5 million in 2015 related to the annual management fee obligation. Prior to 2016, the annual management fee was not to exceed $3.5 million; however with the amendment of the original first lien and second lien credit agreements in June 2016, this cap was removed. See “Note 18 - Long‑term Debt and Interest Rate Swap” for additional information on the debt refinancing transaction. Vencore paid $3.7 million in 2016 related to the annual management fee obligation. Vencore’s obligation for 2017 was $3.4 million, of which $2.0 million was paid as of December 31, 2016 with the remainder to be paid in April 2018.

Keypoint reported $1.0 million as financial and operational advisory fees to certain equity owners during 2016 and 2017. For the year ended December 31, 2017, Keypoint paid $2.5 million to certain equity owners for support related to the $215.0 million term loan financing. No payments to equity owners were made in the three months ended March 30, 2018.

In 2015, Vencore paid $0.5 million to certain equity owners for other services. In 2016, Vencore paid $3.0 million to certain equity owners for support related to debt restructuring.

Additionally, two of Vencore’s equity owners, TCW/Crescent Mezzanine, LLC (whose affiliates collectively own 3% of the Class A Membership Interests in The SI Organization Holdings LLC) and DLJ Investment Partners (whose affiliates collectively own 1% of the Class A Membership Interests in The SI Organization Holdings LLC) each held a portion of Vencore’s $175.0 million aggregate principal amount of 11.5% senior subordinated notes (see “Note 18 - Long‑term Debt and Interest Rate Swap”), which were extinguished during the year ended December 31, 2016.

Two members of Vencore’s Strategic Advisory Board were affiliated with companies that provide consulting services to the Company. Payments to those companies amounted to $40,000 during 2015. Of those amounts, the Chertoff Group (affiliated with Charles Allen) and JKH Consulting (affiliated with Jeffrey Harris) received $20,000 each respectively.

Members of the Board of Managers of The SI Organization Holdings LLC received $37,000, $22,500, and $42,500 of fees for service on that Board during 2015, 2016, and 2017, respectively. During the three months ended March 31, 2017, members of the Board of Managers received $12,500 of fees for services. No payments have been made for the three months ended March 30, 2018.

Truven Health Analytics, which was previously controlled by Veritas Capital, provides contract labor to Vencore. Payments to Truven Health Analytics amounted to $0.2 million and $0.1 million during 2015, and 2016, respectively. No payments were made in 2017.

23. Proposed Merger

On October 11, 2017, the Company announced that it had entered into an Agreement and Plan of Merger
(the “Merger Agreement”) with Ultra SC Inc., a Nevada corporation and a direct, wholly owned Subsidiary of DXC (“Ultra SpinCo”), Ultra First VMS Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Ultra SpinCo (“Vencore Merger Corp”), Ultra Second, a Delaware limited liability company and a direct, wholly owned Subsidiary of Ultra SpinCo, Ultra KMS Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Ultra SpinCo (“KeyPoint Merger Sub”), Vencore, KeyPoint, The SI Organization Holdings LLC, a Delaware limited liability company, and KGS Holding LLC, a Delaware limited liability company.

The Merger Agreement provides that, at closing, KeyPoint Merger Sub will merge with and into KeyPoint (the “KeyPoint Merger”), with KeyPoint surviving the KeyPoint Merger, and concurrently Vencore Merger Corp will merge with and into Vencore (the “First Vencore Merger”), with Vencore surviving the First Vencore Merger, and immediately after the KeyPoint Merger and First Vencore Merger, Vencore will merge with and into Ultra Second (the “Second Vencore Merger” and, together with the KeyPoint Merger and the First Vencore Merger, the “Mergers”), with Ultra Second surviving the Second Vencore Merger.

At the effective time of the KeyPoint Merger, all of the outstanding shares of KeyPoint common stock will be converted into the right to receive, in the aggregate, merger consideration consisting of shares of Ultra SpinCo common stock representing approximately 2.65% of the total number of shares of Ultra SpinCo common stock outstanding (on a fully diluted basis) immediately after the effective time of the Mergers.

At the effective time of the First Vencore Merger, all of the outstanding shares of Vencore common stock will be automatically converted into the right to receive, in the aggregate, merger consideration consisting of (i) $400.0 million in cash and (ii) shares of Ultra SpinCo common stock representing approximately 11.38% of the total number of shares of Ultra SpinCo common stock outstanding (on a fully diluted basis) immediately after the effective time of the Mergers.

The consummation of the Mergers is subject to certain customary and other conditions, including (i) the completion of the Separation of Ultra SprinCo from DXC, the payment of the Distribution Consideration, and the completion of the Distribution to DXC, (ii) the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (iii) the effectiveness of the registration statement to be filed with the SEC and the approval for listing on the NYSE or the NASDAQ Global Market of the shares of Ultra SpinCo common stock to be issued in the Distribution, (iv) the accuracy of the parties’ representations and warranties and the performance of their respective covenants contained in the Merger Agreement, and (v) receipt of an opinion from DXC counsel that the Distribution should qualify as a tax-free spin-off.

The Merger Agreement contains customary and other representations, warranties and covenants, including a covenant for DXC and Ultra SpinCo to use reasonable best efforts to consummate and make effective the Separation and payment of the Distribution Consideration (each as defined in the Merger Agreement) contemplated by the Distribution Agreement in accordance with its terms prior to October 1, 2018.

24. Subsequent Events

Subsequent events have been evaluated through March 16, 2018, the date these combined annual financial statements were issued or were available to be issued, and May 16, 2018, the date the unaudited interim combined financial statements were originally issued, and have been evaluated for disclosures and subsequent events occurring after such date through November 14, 2018, which is the date these financial statements were available for issuance. No material subsequent events have occurred that require recognition or disclosure in these combined financial statements.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, if any, all of which will be paid by us. All amounts are estimated except the SEC registration fee.

SEC Registration Fee	$64,369.03
Printing Fees and Expenses	5,000.00
Accounting Fees and Expenses	50,000.00
Legal Fees and Expenses	125,000.00
Transfer Agent Fees and Expenses	20,000.00
Miscellaneous	25,000.00
Total	$289,369.03

Item 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada Law

Nevada Corporation Law limits or eliminates the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our Amended and Restated Articles of Incorporation and Bylaws include provisions that require us to indemnify, to the fullest extent allowable under the Nevada Corporation Law, our directors or officers against monetary damages for actions taken as a director or officer of our company, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. Our Amended and Restated Articles of Incorporation and Bylaws also provide that we must indemnify and advance reasonable expenses to our directors and officers, subject to our receipt of an undertaking from the indemnified party as may be required under the Nevada Corporation Law. We are also expressly authorized to carry directors’ and officers’ insurance to protect our company, our directors, officers and certain employees for some liabilities. The limitation of liability and indemnification provisions under the Nevada Corporation Law and in our Amended and Restated Articles of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Indemnification Agreements

Under the Separation and Distribution Agreement (the “SDA”), Perspecta and DXC each agreed to indemnify the other and certain affiliates and related persons against certain liabilities incurred in connection with the Spin-Off and Perspecta’s and DXC’s respective businesses. These indemnities are principally designed to place financial responsibility for the obligations and liabilities of our business with us and financial responsibility for the obligations and liabilities of USPS’s business with DXC. Specifically, each party will indemnify, defend and hold harmless the other party, its affiliates and subsidiaries and each of its officers, directors, employees and agents for any losses arising out of or due to (1) the failure to pay, perform or otherwise discharge any of the liabilities or alleged liabilities each such party assumed or retained pursuant to the SDA and (2) any breach by such party of the SDA or any ancillary agreement unless such ancillary agreement expressly provides for separate indemnification therein, in which case any such indemnification claims must be made thereunder. The amount of each party’s indemnification obligations will be subject to reduction by any insurance proceeds received by the party being indemnified. The SDA also specifies procedures regarding claims subject to indemnification.

Pursuant to the terms of the SDA, Perspecta has agreed to maintain in full force and effect $100 million of professional liability insurance for the benefit and protection of Perspecta with respect to liabilities, damages or expenses incurred or claimed to have been incurred prior to or after consummation of the Spin-Off, for a period of at least three years following the closing of the Spin-Off.

Pursuant to the terms of the Merger Agreement, we have agreed to indemnify (and maintain policies of directors’ and officers’ liability insurance for) certain parties to the Mergers, including all of Vencore HC and KGS HC’s past or present directors or officers, for a period of at least six years following the closing of the Mergers in respect of acts or omissions occurring at or prior to the consummation of the Mergers.

On June 1, 2018, we entered into customary indemnification agreements with our directors and executive officers. The indemnification agreements will require us to indemnify its directors and executive officers (each, an “Indemnitee”) to the fullest extent permitted by Nevada law for certain liabilities to which an Indemnitee may become subject as a result of his or her affiliation or status with Perspecta. The indemnification agreements will also provide for advancement of an Indemnitee’s expenses.

The foregoing description of the form of indemnification agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of indemnification agreement, which is filed as Exhibit 10.20 to this registration statement.

Directors’ and Officers’ Liability Insurance

We have obtained directors’ and officers’ liability insurance which insures against certain liabilities that our directors and officers may, in such capacities, incur.

Item 15. RECENT SALES OF UNREGISTERED SECURITIES

None.

Item 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Number	Description of Exhibit
2.1
Agreement and Plan of Merger, dated as of October 11, 2017, by and among DXC Technology Company, Ultra SC Inc., Ultra First VMS Inc., Ultra Second VMS LLC, Ultra KMS Inc., Vencore Holding Corp., KGS Holding Corp., The SI Organization Holdings LLC, and KGS Holding LLC (incorporated by reference to Exhibit 2.1 to DXC Technology Company’s Form 8-K (filed October 13, 2017))

2.2
Separation and Distribution Agreement, dated as of May 31, 2018 by and between DXC Technology Company and Perspecta Inc. (incorporated by reference to Exhibit 2.1 to Perspecta Inc.’s Form 8-K (filed June 6, 2018))

2.3
Employee Matters Agreement, dated as of May 31, 2018 by and between DXC Technology Company and Perspecta Inc. (incorporated by reference to Exhibit 2.2 to Perspecta Inc.’s Form 8-K (filed June 6, 2018))

2.4	Tax Matters Agreement, dated as of May 31, 2018 by and between DXC Technology Company and Perspecta Inc. (incorporated by reference to Exhibit 2.3 to Perspecta Inc.’s Form 8-K (filed June 6, 2018))
2.5
Intellectual Property Matters Agreement, dated as of May 31, 2018 by and between DXC Technology Company and Perspecta Inc. (incorporated by reference to Exhibit 2.4 to Perspecta Inc.’s Form 8-K (filed June 6, 2018))

2.6
Transition Services Agreement, dated as of May 31, 2018 by and between DXC Technology Company and Perspecta Inc. (incorporated by reference to Exhibit 2.5 to Perspecta Inc.’s Form 8-K (filed June 6, 2018))

2.7
Real Estate Matters Agreement, dated as of May 31, 2018 by and between DXC Technology Company and Perspecta Inc. (incorporated by reference to Exhibit 2.6 to Perspecta Inc.’s Form 8-K (filed June 6, 2018))

2.8
Non-U.S. Agency Agreement, dated as of May 31, 2018 by and between DXC Technology Company and Perspecta Inc. (incorporated by reference to Exhibit 2.7 to Perspecta Inc.’s Form 8-K (filed June 6, 2018))

3.1
Amended and Restated Articles of Incorporation of Perspecta Inc., as filed with the Secretary of State of the State of Nevada on April 9, 2018 (incorporated by reference to Exhibit 3.1 to Perspecta Inc.'s Form 10/A (filed April 11, 2018))

3.2	Bylaws of Perspecta Inc., effective April 9, 2018 (incorporated by reference to Exhibit 3.2 to Perspecta Inc.'s Form 10/A (filed April 11, 2018))
5.1	Opinion of Woodburn & Wedge
10.1
Letter Agreement, dated as of October 11, 2017, by and among Ultra SC Inc., Veritas Capital Fund Management, L.L.C., The SI Organization Holdings LLC, and KGS Holding LLC (incorporated by reference to Exhibit 10.1 to Ultra SC Inc.’s Form 10 (filed February 8, 2018))

10.2
Amendment, dated May 31, 2018, to the Letter Agreement, dated as of October 11, 2017, by and among Perspecta Inc., Veritas Capital Fund Management, L.L.C., KGS Holding LLC, The SI Organization Holdings LLC and DXC Technology Company (incorporated by reference to Exhibit 10.2 to Perspecta Inc.'s Form 10-K (filed June 29, 2018))

10.3*	Enterprise Services, LLC Deferred Compensation Plan (incorporated by reference to Exhibit 4.3 to Perspecta Inc.’s Form S-8 (filed May 31, 2018))
10.4*	Perspecta Inc. 2018 Omnibus Incentive Plan (incorporated by reference to Exhibit 4.3 to Perspecta Inc.’s Form S-8 (filed May 31, 2018))
10.5*	Perspecta Inc. 2018 Non-Employee Director Incentive Plan (incorporated by reference to Exhibit 4.4 to Perspecta Inc.’s Form S-8 (filed May 31, 2018))
10.6*	Enterprise Services 401(k) Plan (incorporated by reference to Exhibit 4.5 to Perspecta Inc.’s Form S-8 (filed May 31, 2018))
10.7
Credit Agreement, dated as of May 31, 2018 by and among Perspecta Inc.; the Guarantors party thereto; the Lenders party thereto; MUFG Bank, Ltd. as Administrative Agent; MUFG Union Bank, N.A. as Collateral Agent; Bank of America, as Syndication Agent; JPMorgan Chase Bank, N.A., Mizuho Bank, Ltd. and Royal Bank of Canada, as Co-Documentation Agents; and MUFG Bank Ltd., Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A., Mizuho Bank, Ltd. and RBC Capital Markets, as Arrangers (incorporated by reference to Exhibit 10.1 to Perspecta Inc.’s Form 8-K (filed June 6, 2018)

10.8
Collateral Agreement, dated as of May 31, 2018 by and among the Guarantors party thereto; MUFG Bank, Ltd., as Administrative Agent; and MUFG Union Bank, N.A., as Collateral Agent (incorporated by reference to Exhibit 10.2 to Perspecta Inc.’s Form 8-K (filed June 6, 2018))

10.9
Guaranty by Perspecta Inc. in favor of MUFG Bank, Ltd. (f/k/a The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch) (incorporated by reference to Exhibit 10.3 to Perspecta Inc.’s Form 8-K (filed June 6, 2018))

10.10
Master Accounts Receivable Purchase Agreement, dated as of July 14, 2017 between Enterprise Services LLC and The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch (incorporated by reference to Exhibit 10.2 to DXC Technology Company’s Form 8-K (filed July 19, 2017))

10.11
First Amendment to the Master Accounts Receivable Purchase Agreement, dated as of January 23, 2018 between Enterprise Services LLC and The Bank of Tokyo Mitsubishi UFJ, Ltd. (incorporated by reference to Exhibit 10.12 to DXC Technology Company’s Form 10-K (filed May 29, 2018))

10.12
Second Amendment to Master Accounts Receivable Purchase Agreement, dated as of May 31, 2018 by and among Enterprise Services LLC, MUFG Bank, Ltd. (f/k/a The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch), The Bank of Nova Scotia and Mizuho Bank, Ltd. (incorporated by reference to Exhibit 10.6 to Perspecta Inc.’s Form 8-K (filed June 6, 2018))

10.13
Third Amendment to Master Accounts Receivable Purchase Agreement dated as of October 31, 2018 by and among Enterprise Services LLC, MUFG Bank, Ltd. (f/k/a The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch), The Bank of Nova Scotia and Mizuho Bank, Ltd. (incorporated by reference to Exhibit 10.1 to Perspecta Inc.’s Quarterly Report on Form 10-Q for the period ending September 30, 2018 (filed November 14, 2018))

10.14*	Stock Option Award Agreement under the Perspecta Inc. 2018 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.7 to Perspecta Inc.’s Form 8-K (filed June 6, 2018))
10.15*
Form of Performance Based Restricted Stock Unit Award Agreement under the Perspecta Inc. 2018 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.8 to Perspecta Inc.’s Form 8-K (filed June 6, 2018))

10.16*
Form of Service Based Restricted Stock Unit Award Agreement under the Perspecta Inc. 2018 Omnibus Incentive Plan (3-Year Vesting) (incorporated by reference to Exhibit 10.9 to Perspecta Inc.’s Form 8-K (filed June 6, 2018))

10.17*
Form of Service Based Restricted Stock Unit Award Agreement under the Perspecta Inc. 2018 Omnibus Incentive Plan (3-Year Graded Vesting) (incorporated by reference to Exhibit 10.10 to Perspecta Inc.’s Form 8-K (filed June 6, 2018))

10.18*
Form of Restricted Stock Unit Award Agreement under the Perspecta Inc. 2018 Non-Employee Director Incentive Plan (incorporated by reference to Exhibit 10.11 to Perspecta Inc.’s Form 8-K (filed June 6, 2018))

10.19*	Perspecta Inc. Severance Plan for Senior Management and Key Employees (incorporated by reference to Exhibit 10.12 to Perspecta Inc.’s Form 8-K (filed June 6, 2018))
10.20*	Form of Director Indemnification Agreement (incorporated by reference to Exhibit 10.13 to Perspecta Inc.’s Form 8-K (filed June 6, 2018))
21.1	Subsidiaries of Perspecta Inc.
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Woodburn & Wedge (included in Exhibit 5.1)
24.1	Power of Attorney (included in the signature pages to this Registration Statement)
101.INS	XBRL Instance
101.SCH	XBRL Taxonomy Extension Schema
101.CAL	XBRL Taxonomy Extension Calculation
101.DEF	XBRL Taxonomy Extension Definition
101.LAB	XBRL Taxonomy Extension Labels
101.PRE	XBRL Taxonomy Extension Presentation

* Management contract or compensatory plan or agreement

Item 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chantilly, State of Virginia, on November 14, 2018.

PERSPECTA INC.
By:	/s/ John M. Curtis
	Name:	John M. Curtis
	Title:	President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John M. Curtis and John P. Kavanaugh, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments and any related registration statements filed pursuant to Rule 462 and otherwise), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, and full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his, her or their substitutes or resubstitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney shall not revoke any powers of attorney previously executed by the undersigned. This Power of Attorney shall not be revoked by any subsequent power of attorney that the undersigned may execute, unless such subsequent power of attorney specifically provides that it revokes this Power of Attorney by referring to the date of the undersigned’s execution of this Power of Attorney. For the avoidance of doubt, whenever two or more powers of attorney granting the powers specified herein are valid, the agents appointed on each shall act separately unless otherwise specified.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John M. Curtis	President, Chief Executive Officer and Director	November 14, 2018
John M. Curtis	(Principal Executive Officer)

/s/ John P. Kavanaugh	Senior Vice President and Chief Financial Officer	November 14, 2018
John P. Kavanaugh	(Principal Financial Officer)

/s/ William G. Luebke	Senior Vice President and Corporate Controller	November 14, 2018
William G. Luebke	(Principal Accounting Officer)

/s/ J. Michael Lawrie	Chairman	November 14, 2018
J. Michael Lawrie

/s/ Sanju K. Bansal	Director	November 14, 2018
Sanju K. Bansal

/s/ Sondra L. Barbour	Director	November 14, 2018
Sondra L. Barbour

/s/ Lisa S. Disbrow	Director	November 14, 2018
Lisa S. Disbrow

/s/ Pamela O. Kimmet	Director	November 14, 2018
Pamela O. Kimmet

/s/ Ramzi M. Musallam	Director	November 14, 2018
Ramzi M. Musallam

/s/ Philip O. Nolan	Director	November 14, 2018
Philip O. Nolan

/s/ Paul N. Saleh	Director	November 14, 2018
Paul N. Saleh

/s/ Michael E. Ventling	Director	November 14, 2018
Michael E. Ventling